Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

MARUBENI CORPORATION, NIPPON PAPER INDUSTRIES CO., LTD. and DAISHOWA

NORTH AMERICA CORPORATION

as Vendors

and

MERCER INTERNATIONAL INC.,

as Purchaser

Dated as of October 3, 2018

7.4	Mail; Wrong Pockets	40
7.5	Business Books and Records	40
7.6	Consents	40
7.7	Transferred Information	40
7.8	R&W Insurance	41

Article 8 Termination		41
8.1	Termination	41
8.2	Effect of Termination	42
8.3	Extension of Closing Date	42

Article 9 Interpretation		42
9.1	Defined Terms	42
9.2	Knowledge	55
9.3	Accounting Principles	56
9.4	Exhibits and Schedules	56
9.5	Non-Business Days	56
9.6	Interpretation/Usage	56

Article 10 Miscellaneous		57
10.1	Notices	57
10.2	Time of the Essence	58
10.3	Announcements	58
10.4	Expenses	58
10.5	Amendments	58
10.6	Waiver	58
10.7	Non-Merger	58
10.8	Entire Agreement	58
10.9	Further Assurances	59
10.10	Successors and Assigns	59
10.11	Governing Law	59
10.12	Third Party Beneficiary	59
10.13	No Recourse Against Financing Sources	59
10.14	Dispute Resolution	60
10.15	Obligations Several	61
10.16	Counterparts	61

- ii -

THIS SHARE PURCHASE AGREEMENT (“Agreement”) made as of October 3, 2018.

BETWEEN:

MARUBENI CORPORATION, a corporation existing under the laws of Japan

(“Marubeni”),

- and -

NIPPON PAPER INDUSTRIES CO., LTD., a corporation existing under the laws of Japan

(“Nippon Paper”),

- and -

DAISHOWA NORTH AMERICA CORPORATION, a corporation existing under the laws of British Columbia

(“DNA” and collectively with Nippon Paper and Marubeni, the “Vendors”),

- and -

MERCER INTERNATIONAL INC., a corporation existing under the laws of the State of Washington

(the “Purchaser”),

BACKGROUND:

1. The Vendors are the legal and beneficial owners of all of the issued and outstanding shares of Daishowa-Marubeni International Ltd. (“Corporation”) as listed in Exhibit “A”.

2. The Purchaser wishes to purchase from the Vendors, and the Vendors wish to sell to the Purchaser all of the issued and outstanding shares of the Corporation on the terms and conditions of this Agreement.

3. In this Agreement, capitalized terms have the meanings assigned to such terms in the body of this Agreement or in Section 9.1.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree each with the other as follows:

ARTICLE 1

PURCHASE AND SALE

1.1

Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, the Vendors agree to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendors, on the Closing Date with effect as of the Effective Time, all (but not less than all) of the issued and outstanding shares of the Corporation (collectively, “Purchased Shares”), as listed in Exhibit “A” free and clear of all Encumbrances.

1.2

Purchase Price. The aggregate consideration payable by the Purchaser to the Vendors for the Purchased Shares is the sum of Four Hundred and Sixty Five Million Dollars ($465,000,000), (i) minus the amount required to pay and discharge all Closing Payments in accordance with Section 1.3 hereof, (ii) plus or minus the amount of the Cash Adjustment; and (iii) plus or minus the amount of the Net Working Capital Adjustment (as so adjusted, “Purchase Price”). The Purchase Price will be subject to further adjustment as provided in Section 7.1 of this Agreement with respect to Tax payments or refunds.

1.3

Closing Statement and Estimated Purchase Price. The Vendors will, three Business Days prior to Closing, deliver to the Purchaser a statement (“Closing Statement”) signed by a senior financial or executive officer of each Vendor, which sets forth: (a) by lender, the aggregate amount of the Closing Indebtedness immediately prior to the Effective Time with attached written pay off letters (“Pay Off Statements”) from all holders of Closing Indebtedness including the lenders’ wire transfer instructions for the payment and discharge thereof in a form acceptable to the Purchaser acting reasonably; (b) the estimated Cash Adjustment immediately prior to the Effective Time (“Estimated Cash Adjustment”), and (c) the estimated Net Working Capital immediately prior to the Effective Time (“Estimated Net Working Capital”), calculated in good faith and set forth on an itemized basis by the Vendors in accordance with the sample Net Working Capital calculation set out in Exhibit “B” to the Disclosure Schedule, and the estimated Net Working Capital Adjustment calculated by reference thereto. The Purchaser shall be entitled to attend and review any Inventory (including spares) counts in respect of the Estimated Closing Net Working Capital. The Pay Off Statements will contain payoff amounts (including all pre-payment penalties, if any, and per diem interest). The Closing Statement will specify the amount required to satisfy and discharge all Closing Indebtedness (collectively, “Closing Payments”) and will set out a calculation of the estimated amount of the Purchase Price payable at Closing in accordance with Section 1.2 (“Estimated Purchase Price”) and wire transfer instructions therefor.

1.4

Satisfaction of Closing Payments and Payment of Estimated Purchase Price. On the Closing Date, the Purchaser will: (i) advance the Closing Payments by wire transfer of immediately available funds, pursuant to the wire instructions set forth in the Pay Off Statements; and (ii) pay and satisfy the Estimated Purchase Price as follows:

(a)	if Clearance Certificates have not been provided to the Purchaser by the Non-Resident Vendors, then to the Vendors’ Solicitors, the Withheld Amount on the terms set out in Section 1.7; and

(b)

as to the balance of the Estimated Purchase Price, the Purchaser shall pay the same by wire transfer of immediately available funds to the bank account of the Vendors’ Solicitors or as the Vendors may otherwise direct pursuant to the Closing Statement.

1.5	Post-Closing Purchase Price Adjustments.

(a)

The Cash Adjustment and the Net Working Capital Adjustment will be finally determined by reference to reviewed financial statements of the Corporation to be prepared by the Corporation and reviewed by Deloitte LLP, in their capacity as the former accountants of the Corporation (“Vendors’ Accountants”) for the fiscal period ending immediately prior to the Effective Time (“Closing Financial Statements”). The Vendors shall cause draft Closing Financial Statements reviewed by the Vendors’ Accountants (“Draft Closing Financial Statements”) to be delivered to the Purchaser within sixty (60) days following the Closing Date (or such other date as is mutually agreed to by the Vendors and the Purchaser in writing) together with calculations prepared by the Corporation and reviewed by the Vendors’ Accountants (collectively, “Vendors’ Calculations”) of: (i) Cash immediately prior to the Effective Time and the Cash Adjustment calculated by reference thereto; (ii) Net Working Capital immediately prior to the Effective Time and the Net Working Capital Adjustment calculated by reference thereto; (iii) the aggregate amount of the Closing Indebtedness immediately prior to the Effective Time; and (iv) the amount of the Purchase Price payable at Closing calculated by reference thereto. During such sixty (60) day period and thereafter, until such time as the Final Closing Financial Statements and the Final Calculations are definitively determined as provided in this Section 1.5, the Purchaser shall permit the Vendors’ Accountants on a confidential basis to have access to all relevant Books and Records that are necessary or desirable in the opinion of the Vendors’ Accountants, acting reasonably, to permit the Vendors’ Accountants to review the Draft Closing Financial Statements and the Vendors’ Calculations. The cost of the preparation of the Vendors’ Calculations and the Draft Closing Financial Statements will be borne solely by the Vendors.

(b)

From time to time following delivery of the Vendors’ Calculations, the Vendors will cause the Vendors’ Accountants to deliver, in a timely manner, to the Purchaser such back-up to the Vendors’ Calculations as the Purchaser may reasonably request.

(c)

Within 45 days after its receipt of the Draft Closing Financial Statements, the Vendors’ Calculations and any back-up thereto requested by the Purchaser, acting reasonably and in a timely manner, the Purchaser may notify the Vendors in writing of any objection which the Purchaser may have to the Draft Closing Financial Statements or the Vendors’ Calculations (an “Objection Notice”), specifying in reasonable detail the dollar amount and nature of the Purchaser’s objections and the reasons therefor.

(d)

If the Purchaser gives an Objection Notice within the period set forth in Section 1.5(c), the Vendors and the Purchaser shall work expeditiously and in good faith in an attempt to resolve the Purchaser’s objections within a further period of 45 days following the date of the Objection Notice. Any resolution of the dispute by the Vendors and the Purchaser will be recorded in writing and will be final and binding on the Vendors and the Purchaser. Failing resolution of all objections raised by the Purchaser in its Objection Notice, any objections remaining in dispute will be submitted for determination by the Independent Accountants. The Independent Accountants will, as soon as reasonably possible and in any event, within 20 Business Days of its appointment, determine the matters still in dispute as set out in the Objection Notice. In making its determination, the Independent Accountants will act as an expert and not as an arbitrator. The Independent Accountants will limit their review solely to those items in dispute, base their determination on the written submissions of the Parties without conducting independent investigation, and no adjustment will increase or decrease such item in dispute to an amount that is not equal to or between the amount claimed by the Purchaser and the amount set forth in the Draft Closing Financial Statements or the Vendors’ Calculations. The determination of the Independent Accountants will be final and binding upon the Vendors and the Purchaser and will not be subject to appeal, absent manifest error.

(e)

If the Purchaser does not give an Objection Notice within the period set forth in Section 1.5(c), the Purchaser will be deemed to have accepted and approved the Draft Closing Financial Statements and the Vendors’ Calculations, and they will become the “Final Closing Financial Statements” and the “Final Calculations”, respectively.

(f)

If the Purchaser gives an Objection Notice within the period set forth in Section 1.5(c), the Vendors shall cause the Vendors’ Accountants to revise the Draft Closing Financial Statements and Vendors’ Calculations to reflect the final resolution or final determination of any objections set forth in an Objection Notice pursuant to Section 1.5(d) within ten Business Days following such final resolution or determination. The Draft Closing Financial Statements and the Vendors’ Calculations as revised in accordance with Section 1.5(f) will upon such revision become the “Final Closing Financial Statements” and the “Final Calculations”, respectively.

(g)	The Final Closing Financial Statements and the Final Calculations will be final, conclusive and binding upon the Vendors and the Purchaser and will not be subject to appeal, absent manifest error.

(h)

The Vendors and the Purchaser shall each bear their own respective costs and expenses incurred in connection with the review of the Draft Closing Financial Statements and the Vendors’ Calculations and the settlement of the Final Closing Financial Statements and the Final Calculations. In the case of a dispute and the retention of Independent Accountants to determine such dispute, the costs and expenses of the Independent Accountants shall be borne equally by the Vendors on one hand and the Purchaser on the other hand. However, the Vendors and the Purchaser shall each bear their own respective costs in presenting their respective cases to the Independent Accountants.

(i)

The Vendors and the Purchaser agree that the procedure set forth in Section 1.5 for resolving disputes with respect to the Final Closing Financial Statements and the Final Calculations is the sole and exclusive method of resolving such disputes. This Section 1.5(i) will not, however, prohibit the Vendors or the Purchaser from instigating litigation to compel specific performance of this Section 1.5 or to enforce the provisions of this Section 1.5.

(j)	If the Purchase Price payable at Closing as determined in accordance with this Section 1.5 (“Final Purchase Price”) is more or less than the Estimated Purchase Price, payments will be made as follows:

(i)

if the Final Purchase Price is greater than the Estimated Purchase Price, the amount by which the Final Purchase Price is greater than the Estimated Purchase Price will be paid by the Purchaser to the Vendors’ Solicitors in trust for the Vendors in accordance with Section 1.5(k); and

(ii)

if the Final Purchase Price is less than the Estimated Purchase Price, the amount by which the Final Purchase Price is less than the Estimated Purchase Price will be paid by the Vendors to the Purchaser in accordance with their respective Proportionate Shares and in accordance with Section 1.5(k).

(k)

All amounts required to settle the amount provided in Section 1.5(j) shall be paid by the owing Party within ten days of the determination of the Final Closing Financial Statements and the Final Calculations by certified cheque, bank draft or wire transfer of immediately available funds to the applicable Party.

1.6

Impact of Purchase Price Adjustments. The determination and adjustment of the Purchase Price in accordance with the provisions of this Article 1 will not limit or affect any other rights or causes of action that either the Purchaser or the Vendors may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement, except to the extent such rights or causes of action are appropriately accounted for or satisfied in the adjustments under Section 1.5.

1.7

Section 116 Clearance Certificates. The Vendors hereby irrevocably authorize and direct the Purchaser to deduct 25% from the Estimated Purchase Price to be paid to the Non-Resident Vendors (“Withheld Amount”) and to forward the Withheld Amount to the Vendors’ Solicitors in trust upon their undertakings to the Purchaser to deal with the Withheld Amount as follows:

(a)

the Vendors’ Solicitors will hold the Withheld Amount in an interest bearing trust account to the credit of the Non-Resident Vendors until the CRA advises the Non-Resident Vendors of the terms under which the Minister of National Revenue (“Minister”) will issue certificates (“Clearance Certificates”) in prescribed form pursuant to Section 116 of the Income Tax Act in respect of the Non-Resident Vendors’ disposition of the Purchased Shares pursuant to this Agreement, at which time the Vendors’ Solicitors will:

(i)	pay such portion, if any, of the Withheld Amount to the Receiver General for Canada as required pursuant to Section 116 of the Income Tax Act,

(ii)	upon receipt of the Clearance Certificates, if any, deliver or cause the Purchaser’s copy of the Clearance Certificates to be delivered to the Purchaser’s Solicitors for delivery to the Purchaser, and

(iii)	thereupon release the balance of the Withheld Amount, if any, and all interest accrued thereon (“Interest”) to or as directed by the Non-Resident Vendors;

(b)	if for any reason the Minister does not issue a Clearance Certificate on or before the day that is the later of

(i)	the 30th day after the end of the month in which the Purchaser acquires the Purchased Shares pursuant to this Agreement, and

(ii)	such later date as the CRA may demand in writing for payment of the Withheld Amount,

the Vendors’ Solicitors will

(iii)	pay the Withheld Amount to the Receiver General of Canada to the Non-Resident Vendors’ credit,

(iv)	promptly provide proof of its compliance with Section 1.7(b)(iii) to the Purchaser’s Solicitors, and

(v)	pay the Interest in the manner set out in Section 1.7(a)(iii).

ARTICLE 2

CLOSING

2.1

Closing and Effective Time. The completion of the transaction of purchase and sale contemplated by this Agreement will take place at the offices of the Purchaser’s Solicitors at Suite 1000, 925 West Georgia Street, Vancouver, British Columbia at 10:00 a.m. (Vancouver time) on the Closing Date or on such other date and such other time as may be agreed upon in writing by the Vendors and the Purchaser, and will be effective as of the Effective Time.

ARTICLE 3

CONDITIONS TO CLOSING

3.1

Conditions for the Benefit of the Purchaser. The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)

Representations and Warranties. The representations and warranties of the Vendors set forth in this Agreement will be true and correct in all material respects (or in all respects in the case of representations and warranties that are already qualified by materiality, “Material Adverse Change” or similar qualifications) as of the Closing Date (except to the extent previously made as of an earlier date, in which case as of such date), with the same effect as if such warranties had been made on and as of the Closing Date, except to the extent such inaccuracies have not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, Damages greater than $9,300,000, provided that the Vendors’ Fundamental Representations and Warranties will be true and correct in all respects as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(b)

Covenants. The Vendors shall have performed and complied in all material respects with all agreements, covenants and conditions on their part, respectively, required to be performed or complied with by this Agreement on or prior to the Closing Date.

(c)	Material Adverse Change. From the date of the Agreement until the Closing Date, there shall not have been any Material Adverse Change.

(d)

No Change in Laws or Proceedings to Enjoin. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, and there shall not have been commenced, pending or, to the Vendors’ knowledge, threatened against the Vendors, any member of the Business Group or any Affiliates of the Vendors, any Proceeding that could reasonably be expected to have the effect of preventing or making illegal or that would enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

(e)	Consents, Approvals, etc. The Competition Approvals and all Material Consents will have been made, given or obtained, on terms acceptable to the Purchaser, acting reasonably.

(f)

Deliveries. The Vendors will have delivered or caused to be delivered to the Purchaser the following, each in form and substance satisfactory to the Purchaser acting reasonably or, as applicable, in the form attached to this Agreement:

(i)

Share Certificates. Share certificates representing all of the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers duly executed in blank, together with evidence satisfactory to the Purchaser that the Purchaser has been entered upon the books of the Corporation as the holder of all of the Purchased Shares and that all necessary corporate steps and proceedings, as approved by counsel for the Purchaser, acting reasonably, have been taken to permit all of the Purchased Shares to be transferred to the Purchaser;

(ii)

Officer’s Certificate of the Corporation. A certificate of a senior officer of the Corporation, provided without personal liability of that officer, attaching certified copies of (A) the charter documents or other applicable organizational documents of the members of the DMI Group, (B) all resolutions of the directors of the Corporation required to approve the transfer of the Purchased Shares to the Purchaser and the Ancillary Agreements (if any) to which the Corporation is a party, and (C) all resolutions or other instruments of the Corporation, the directors (or other applicable persons) of the Corporation or of other members of the Business Group as necessary to appoint the Purchaser’s nominees as members of the Management and Executive Committees of CPP and directors of the Corporation, CPPL and PRLC;

(iii)

Officer’s Certificate of each Vendor. A certificate of a senior officer of each of the Vendors, provided without personal liability of that officer, attaching certified copies of (A) the charter documents or other applicable organizational documents of such Vendor, (B) a certified extract of, or certificate of corporate authority confirming, all resolutions of the directors or other authorized body of such Vendor required to approve the transfer of the Purchased Shares to the Purchaser and the transactions contemplated in this Agreement and the Ancillary Agreements to which the Vendor is a party, and (C) a list of directors and/or officers of each of the Vendors authorized to sign this Agreement and the Ancillary Agreements to which the Vendor is a party, together with their specimen signatures;

(iv)

Bring Down Certificate. A certificate of a senior officer of each of the Vendors confirming to the Purchaser to the best of the officer’s knowledge after due inquiry and without personal liability, evidencing the satisfaction of each of the conditions in Sections 3.1(a), 3.1(b) and 3.1(c);

(v)

Certificates of Status of the DMI Group. A certificate of status (or equivalent) with respect to each member of the DMI Group issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization, dated not more than two Business Days prior to the Closing Date;

(vi)

Certificate of Status of the Vendors. A certificate of status (or equivalent) with respect to each Vendor issued by the applicable Governmental Authority of the jurisdiction of incorporation, dated not more than two Business Days prior to the Closing Date;

(vii)

Director and Officer Resignations. Resignations and releases with effect at Closing duly executed by each director, executive committee member, officer and executive of the Corporation and the other members of the DMI Group and CPPL, and executive committee member and management committee member of CPP appointed by the Corporation to the extent requested by the Purchaser at least five Business Days before Closing, in the form attached as Section 3.1(f)(vii) of the Disclosure Schedule;

(viii)	Corporate Records. The originals of all Corporate Records of the Corporation;

(ix)	Closing Indebtedness Releases. Closing Indebtedness Releases against payment of the Closing Indebtedness Amount as contemplated by this Agreement;

(x)	Legal Opinion. A legal opinion of the Vendors’ Solicitors addressed to the Purchaser, in a form reasonably acceptable to the Purchaser; and

(xi)	Other Documents. Such other documents and Ancillary Agreements as contemplated herein or as the Purchaser may otherwise reasonably require to complete the transactions contemplated by this Agreement.

3.2

Closing Conditions for the Benefit of the Vendors. The purchase and sale of the Purchased Shares is subject to the following conditions being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors in their sole discretion:

(a)	Consents, Approvals, etc. Competition Approvals and all Material Consents will have been made, given or obtained on terms acceptable to the Vendors, acting reasonably.

(b)	R&W Insurance. The R&W Insurance Policy shall have been paid for by the Purchaser and issued by the R&W Insurance Provider.

(c)

Deliveries. The Purchaser will have delivered or caused to be delivered to the Vendors, the following in form and substance satisfactory to the Vendors or in the form attached to this Agreement, as applicable:

(i)

Officer’s Certificate of the Purchaser. A certificate attaching certified copies of (A) the charter documents of the Purchaser, as amended at any time prior to the Closing Date, (B) resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and completion of the transactions contemplated by this Agreement and each of the Ancillary Agreements, and (C) a list of its officers and directors authorized to sign agreements together with the specimen signatures of the individuals that have signed or will sign this Agreement or any of the Ancillary Agreements;

(ii)

Bring Down Certificate. A certificate of an officer of the Purchaser confirming to the Vendors that each of the representations and warranties made in favour of the Vendors pursuant to this Agreement is true and correct in all material respects on the Closing Date as if made on and as of such date;

(iii)

Certificate of Status of the Purchaser. A certificate of status of the Purchaser issued by the applicable Governmental Authority of the jurisdiction of incorporation of the Purchaser dated not more than two Business Days prior to the Closing;

(iv)	Payments. Evidence of payment on the Closing Date of the Closing Payments and the Estimated Purchase Price, each in accordance with Section 1.4;

(v)	Legal Opinion. A legal opinion of the Purchaser’s Solicitors addressed to the Vendors with respect to the purchase of the Shares by the Purchaser in a form reasonably acceptable to the Vendors; and

(vi)	Other Documents. Such other documents and Ancillary Agreements as contemplated herein or as the Vendors may otherwise reasonably require to complete the transactions contemplated by this Agreement.

3.3

Terms of Closing. The Closing shall not occur, nor shall the documents tabled for delivery at the Closing be delivered, until all conditions of the Closing have been fulfilled or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and all matters have been completed to permit the contemporaneous closing of the transactions provided for in this Agreement.

3.4

Cooperation and Further Assurances. The Vendors and the Purchaser shall, on written request, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the Parties to consummate or otherwise implement the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of the Vendors regarding the Corporation and the Business. The Vendors hereby represent and warrant to the Purchaser as at the date of this Agreement as follows and acknowledge that the Purchaser is relying on each such representation and warranty in entering into this Agreement and completing the transactions contemplated hereby.

(a)	Incorporation and Existence.

(i)

The Corporation and CPPL are corporations incorporated and validly existing under the laws of the Province of British Columbia. True and complete copies of the constating documents of each of the Corporation and CPPL have been made available to the Purchaser and such constating documents and by-laws, as amended, are in full force and effect. The name of each director and officer of each of the Corporation and CPPL and the position held by each are set out in Section 4.1(a) of the Disclosure Schedule. No proceedings have been taken or authorized by the Vendors or the Corporation or, to the knowledge of the Vendors, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation.

(ii)

PRLC is a corporation incorporated and validly existing under the laws of the Province of Alberta. True and complete copies of the constating documents of PRLC have been made available to the Purchaser and such constating documents and by-laws, as amended, are in full force and effect. The name of each director and officer of the PRLC and the position held by each are set out in Section 4.1(a) of the Disclosure Schedule. No proceedings have been taken or authorized by the Vendors or PRLC, to the knowledge of the Vendors, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of PRLC.

(iii)

PRLLP is a limited partnership validly created and existing under the laws of the Province of Alberta. True and complete copies of the Limited Partnership Agreement and other constating documents, as amended, of PRLLP have been made available to the Purchaser and such Limited Partnership Agreement and other constating documents, as amended, are in full force and effect. No proceedings have been taken or authorized by the Vendors or PRLLP or, to the knowledge of the Vendors, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of PRLLP. Section 4.1(a) of the Disclosure Schedule sets out the partnership interests of each partner of PRLLP.

(b)

Limited Partnership Agreement. Neither the Corporation nor PRLC is in default or, to the knowledge of the Vendors, alleged to be in default in respect of the Limited Partnership Agreement. The Limited Partnership Agreement is in good standing and, to the knowledge of the Vendors, no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under the Limited Partnership Agreement. There is no dispute between the Corporation or PRLC and any other party under the Limited Partnership Agreement. The Limited Partnership Agreement does not contain terms under which the execution or performance of this Agreement would give any other party thereto the right to terminate or adversely change the terms of the Limited Partnership Agreement or would otherwise require the consent of any other Person. True, accurate and complete copies of the Limited Partnership Agreement have been provided to the Purchaser.

(c)

Joint Venture Agreement. The Corporation is not in default and, to the knowledge of the Vendors, is not alleged to be in default in respect of the Joint Venture Agreement. The Joint Venture Agreement is in good standing and in full force and effect, and, to the knowledge of the Vendors, no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under the Joint Venture Agreement. There is no dispute between the Corporation and any other party under the Joint Venture Agreement. The Joint Venture Agreement does not contain terms under which the execution or performance of this Agreement would give any other party thereto the right to terminate or adversely change the terms thereof or would otherwise require the consent of any other Person. True, accurate and complete copies of the Joint Venture Agreement (including, without limitation, all amendments, supplements and/or restatements thereof) have been provided to the Purchaser. Section 4.1(c) of the Disclosure Schedule sets out the economic, ownership and voting interests of the Corporation and each other party in such Joint Venture, along with particulars of the Joint Venture Agreement (including, without limitation, all amendments, supplements and/or restatements thereof).

(d)

Corporate Power. The Corporation has the corporate power, authority and capacity to own or lease and operate its property, carry on its Business and enter into and perform its obligations under each Ancillary Agreement to which it is a party.

(e)

Qualification. The Business is the only business carried on by the Corporation. The Corporation is duly qualified, licensed or registered to carry on its Business, is current with all filings with any Governmental Authority required to maintain such qualification, licensing or registration and is in good standing in the Provinces of British Columbia and Alberta, which is the only jurisdiction where such qualification, licensing or registration is necessary for the conduct of its Business or the ownership of its assets as currently carried on and owned.

(f)

Subsidiaries; Joint Ventures; Partnerships. Except as disclosed in Section 4.1(f) of the Disclosure Schedule, the Corporation does not (i) have any direct or indirect subsidiaries, (ii) hold, directly or indirectly, any shares or other ownership, equity, proprietary, joint venture, partnership (limited or general) or participating interest in any other Person or securities convertible into any of the foregoing or (iii) have any agreement of any nature to acquire, directly or indirectly, any shares or other ownership, equity, proprietary, joint venture, partnership (limited or general) or participating interest in any other Person or securities convertible into any of the foregoing.

(g)	Authorized and Issued Capital. The authorized and issued share capital of the Corporation is as disclosed in Section 4.1(g) of the Disclosure Schedule.

(h)

Options. Except for the Purchaser’s rights pursuant to this Agreement and, in respect of CPP, the Joint Venture Agreement, and except as set out in Section 4.1(h) of the Disclosure Schedule, no Person has any option, warrant, right, call, commitment, profit participation, equity participation, conversion right, exchange right or other agreement or any right or privilege (whether oral or written, legal, equitable, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, exchange right or other agreement for the purchase, subscription, allotment or issuance of any unissued shares, securities or other ownership interests of the Business Group.

(i)

Purchased Shares. The Purchased Shares (i) have been duly authorized and are validly issued and outstanding as fully paid shares of the Corporation, (ii) have been issued in compliance with all applicable Laws including applicable securities Laws and (iii) represent all of the issued and outstanding equity ownership interests of the Corporation. All transfer restrictions contained in the constating documents of the Corporation that affect the transfer of the Purchased Shares to the Purchaser will have been complied with or effectively waived on Closing.

(j)

Corporate Records. The Corporate Records of the DMI Group are complete and accurate in all material respects and have been maintained in accordance with applicable Laws in all material respects. All corporate proceedings and actions reflected in such Corporate Records have been conducted or taken in compliance with all applicable Laws and with the constating documents of such Corporation, except for any non-compliance that would not reasonably be expected to result in a Material Adverse Change.

(k)	Financial Statements.

(i)	Section 4.1(k)(i) of the Disclosure Schedule contains true and complete copies of the following:

(A)

the annual audited consolidated financial statements for the Corporation as at and for the financial years ended December 31, 2017 (“Audited Balance Sheet Date”) and December 31, 2016, consisting of a balance sheet, statement of income and retained earnings, statement of cash flows and notes thereto (collectively, “Financial Statements”); and

(B)

management prepared interim combined comparative unaudited financial statements for the Corporation as at and for the six month period ending June 30, 2018 (“Balance Sheet Date”) consisting of a balance sheet and statement of income (the “June Interim Statements”).

(ii)	The Financial Statements and the Interim Financial Statements (including the June Cash Flow Statement and the September Interim Statements when delivered pursuant to this Agreement):

(A)	have been prepared in accordance with IFRS on a basis consistent with those of prior fiscal periods;

(B)	are complete and accurate in all material respects and have been compiled from the accounting Books and Records regularly maintained by the Corporation; and

(C)

fairly present the assets, Liabilities and financial condition of the Corporation on a consolidated basis at their respective balance sheet dates, and where applicable, the sales, earnings, results of operations and cash flows thereof for the periods then ended provided however that the Interim Financial Statements are subject to normal year-end adjustments and the June Interim Statements are not consolidated and lack footnotes and “note disclosure” items.

(iii)	Since the Audited Balance Sheet Date there has not been a Material Adverse Change.

(l)

No Liabilities. The Corporation and, to the knowledge of the Vendors, the other members of the DMI Group have no Liabilities or obligations and no matter, fact, circumstance or event has occurred which will give rise to any Liability or obligation after Closing, except for, in either case, (i) Liabilities and obligations reflected or reserved against in the Financial Statements or the Interim Financial Statements (or, in the case of PRLLP and PRLC, in the Financial Statements or the September Interim Statements), (ii) Liabilities incurred by the members of the Business Group since the date of the Interim Financial Statements, which Liabilities were incurred in the Ordinary Course, (iii) Liabilities that are not required to be disclosed or reserved for in the Interim Financial Statements or the Financial Statements, in accordance with IFRS, or (iv) other Liabilities that do not in the aggregate exceed $1.0 million.

(m)

Indebtedness. Except for the payment of salaries and benefits, reimbursement for out-of-pocket expenses and amounts payable under Material Contracts in the Ordinary Course, and except for amounts recorded as Liabilities on the Financial Statements, the Corporation and, to the knowledge of the Vendors, the other members of the DMI Group are not indebted to any Related Party or any director, officer or employee of the DMI Group or any Affiliate of any of them. Upon payment of the Closing Indebtedness as set forth in the Closing Statement, the DMI Group shall not have Liability for any Indebtedness other than as set forth in Section 4.1(m) of the Disclosure Schedule.

(n)

Advisory Fees. Except as disclosed in Section 4.1(n) of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Corporation or the Vendors in connection with the transactions contemplated hereunder who might be entitled to any fee, commission or reimbursement from the DMI Group.

(o)

Restrictive Documents. Except as set out in the agreements referred to in Section 4.1(o) of the Disclosure Schedule, the Corporation and, to the knowledge of the Vendors, the other members of the Business Group are not a party to or bound by any agreement or contract (whether written or oral), nor have the Vendors or the members of the Business Group received Notice of any order, judgment or decree which restricts the continued operation of the Business or the expansion of the Business to other geographical areas, customers, suppliers or lines of business by the members of the Business Group.

(p)

Books and Records. The Books and Records of the Corporation and, to the knowledge of the Vendors, the other members of the Business Group have been fully, properly and accurately kept and completed in accordance with applicable Law and contain full and accurate records of all matters relating to the Business and the Business Group in all material respects. The Books and Records of the Corporation and, to the knowledge of the Vendors, the other members of the Business Group present fairly and disclose in all material respects the financial position of the Business Group and all material financial transactions relating to the business of the Corporation and, to the knowledge of the Vendors, the other members of the Business Group have been accurately recorded in their respective accounting and financial Books and Records, and to the extent possible, such Books and Records have been prepared in accordance with IFRS applied consistently in accordance with past practice.

(q)

Conduct of Business in Ordinary Course. Except as disclosed in Section 4.1(q) of the Disclosure Schedule, since the Balance Sheet Date, the Business has been carried on in the Ordinary Course and without limiting the generality of the foregoing, none of the Corporation or, to the knowledge of the Vendors, the other members of the Business Group have:

(i)

directly or indirectly, declared or paid any dividends or declared or made any other distribution of cash or other property on any of its shares of any class and has not redeemed, purchased or otherwise acquired any of its issued shares of any class or agreed to do so;

(ii)	disposed of any interest in any asset with a book value in excess of $1,000,000, except for the purchase or disposition of materials and supplies in the Ordinary Course of the Business;

(iii)

other than as set out in the Capital Plans or as disclosed in Section 4.1(q) of the Disclosure Schedules, made any capital expenditure or committed to make any capital expenditure which individually or in the aggregate exceeds $2,000,000 or entered into any contract for the purchase of materials, supplies, equipment, services or otherwise respecting such capital expenditures involving in the case of such contracts, in the aggregate, more than $2,000,000 per annum;

(iv)	entered into any contract, agreement or arrangement with any Related Party other than renewals or extensions of any existing contract, agreement or arrangement in the Ordinary Course;

(v)

made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the Liabilities of any Person that are not released before or in connection with the transactions contemplated by this Agreement, except in the Ordinary Course;

(vi)

paid or authorized any bonus, profit sharing, distribution or similar payment of any kind, or increased or authorized any increase in any form of compensation payable to any employee, officer or consultant thereof in excess of $500,000 per person per year for an individual employee, officer or consultant, or in the aggregate totaling more than $2,000,000 in any fiscal year, except pursuant to the terms of any existing and unamended employment agreement, Employee Plan or consulting contract as disclosed in Section 4.1(hh) or Section 4.1(ii) of the Disclosure Schedule or in the Ordinary Course;

(vii)	entered into or amended any retention or change of control agreement, contract or commitment for the benefit of any of its directors, officers or employees;

(viii)

increased the benefits to which the employees of the members of the Business Group are entitled or otherwise amended any Employee Plan except in the Ordinary Course, or created or adopted any new Employee Plan;

(ix)	suffered any damage, destruction or loss, not covered by insurance, of any of its assets having a fair market value in excess of $1,000,000;

(x)	cancelled or forgiven any material debt or claim or waived any right to payment thereof, other than in the Ordinary Course;

(xi)

terminated the employment or services of any employee, officer or consultant or granted any severance or termination pay to any employee, officer or consultant, which will result in payments by the members of the Business Group in the aggregate of more than $1,000,000;

(xii)	delayed paying any accounts payable which are due and payable except to the extent being contested in good faith or consistent with past practice;

(xiii)	changed any accounting policies in any material respect or changed its fiscal year end;

(xiv)

filed any amended Tax Return or received any assessment or reassessment of Taxes or taken any action or omitted to take any action which in any such case would have the effect of increasing any material liability for Taxes after Closing;

(xv)	written off as uncollectible any account receivable which individually or in the aggregate, is in excess of $1,000,000;

(xvi)	compromised or settled any material litigation, proceeding or other action by a Governmental Authority or other third party related to its assets or the Business;

(xvii)	cancelled or reduced any of its insurance coverage;

(xviii)	suffered the loss of any customer, individually or in the aggregate, that accounts for $1,000,000 or more in revenue per year; or

(xix)	cancelled, amended, modified or otherwise replaced any Authorization or Material Contract other than renewals or extensions of such Authorization or Material Contract in the Ordinary Course.

(r)

Sufficiency of Assets. Except as set out in Section 4.1(r) of the Disclosure Schedule, the assets of the Corporation as reflected in the Financial Statements include all material rights and property necessary to enable the DMI Group to conduct the Business after the Closing substantially in the same manner as it was conducted prior to the Closing.

(s)

Title to Assets. All of the assets of the Corporation and, to the knowledge of the Vendors, the other members of the Business Group which are being used in the Business and which are material to the conduct of the Business (excluding only Leased Real Property, Tangible Personal Property leased pursuant to operating leases and borrowed property as described in Section 4.1(s) of the Disclosure Schedule, if any, and licensed Intellectual Property as described in Section 4.1(kk) of the Disclosure Schedule) are owned by members of the Business Group with a good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances.

(t)

No Options, etc. to Purchase Assets. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from any member of the Business Group of all or any material portion of its assets, other than Inventory in the Ordinary Course.

(u)	Real Property.

(i)	Section 4.1(u) of the Disclosure Schedule sets forth a complete list of the Owned Real Property in each case by reference to the legal and beneficial owner, municipal address and legal description.

(ii)

Except as disclosed in Section 4.1(u) of the Disclosure Schedule, the Corporation is the legal and beneficial owner of the Owned Real Property in fee simple, with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances.

(iii)

Except as disclosed in Section 4.1(u) of the Disclosure Schedule and save for any documentation registered on title to the Owned Real Property, there are no agreements, undertakings or other documents which adversely affect the title to, or ownership of, or the right to occupy, the Owned Real Property, or which restrict the transfer thereof.

(iv)

Section 4.1(u) of the Disclosure Schedule sets out a true and correct description of each material lease, licence, sublease or agreement to licence, sublease, and other similar instruments or arrangements, whether written or oral, to which the Corporation or, to the knowledge of the Vendors, any other member of the Business Group is a party (each, a “Lease”) under which any member of the Business Group leases or subleases real property (“Leased Real Property”), including the names of the other parties to the Leases and the description of the Leased Real Property. Other than as set forth in Section 4.1(u) of the Disclosure Schedule no Leases have been amended, supplemented, assigned, subleased or otherwise modified by the Corporation or, to the knowledge of the Vendors, the other members of the Business Group.

(v)

Section 4.1(u) of the Disclosure Schedule contains a true and complete list of the material easements, rights-of-way, licences and other rights of any nature held by the members of the DMI Group in any real property apart from the Leased Real Property and Owned Real Property, (collectively, the “Real Property Rights”). Other than as set forth in Section 4.1(u) of the Disclosure Schedule, no Real Property Right has been amended, supplemented, assigned, subleased or otherwise modified by the Corporation or, to the knowledge of the Vendors, the other members of the Business Group.

(vi)

Except for the Leased Real Property, neither the Corporation nor, to the knowledge of the Vendors, the other members of the Business Group lease or otherwise occupy any real property, nor are any of them a party to any agreement or option to lease or otherwise occupy any real property or any interest in any real property.

(vii)

Except for Permitted Encumbrances and any items set forth in Section 4.1(u) of the Disclosure Schedule, no other party (including any mortgagee or pledgee) has, or has asserted by notice to the Vendors, the Corporation or, to the knowledge of the Vendors, any other member of the Business Group, a beneficial or legal interest in or to any portion of any Real Property or any interest therein that is superior or adverse to, or that directly conflicts with any member of the Business Group’s interest in, or the occupancy or use of, the applicable Real Property.

(viii)

Except as disclosed in Section 4.1(u) of the Disclosure Schedule, there does not exist any pending, or to the knowledge of the Vendors, threatened condemnation action to enforce any land use that would reasonably be expected to materially impair the present use and/or operation of the Real Property and, since the Balance Sheet Date, none of the Real Property has suffered any material damage by fire or other casualty.

(ix)

None of the Vendors, the Corporation or, to the knowledge of the Vendors, any other member of the Business Group has received notice of any delinquent assessment or any delinquent capital charges or levies assessed or proposed to be assessed against any of the Real Property by a Governmental Authority or that any Governmental Authority intends to require the Vendors or any member of the Business Group to pay for any future roads, utilities or services relating to the Real Property.

(x)

All amounts for labour and materials relating to the construction and repair of the Buildings and Fixtures on any Real Property that have been or are being carried out by the Corporation or, to the knowledge of the Vendors, any other member of the Business Group have been paid for materially in accordance with contractual arrangements therefor and to the knowledge of the Vendors, no one has a right to file a construction, builders’, mechanics’ or similar lien in respect of the payment of such amounts under any applicable Law, except in the Ordinary Course.

(xi)

There are no outstanding work orders from, issued by or required by any municipality or health and safety authority which materially affect any Real Property and there are no matters under discussion with or by the Corporation or, to the knowledge of the Vendors, any other member of the Business Group relating to any such work orders. To the knowledge of the Vendors, all of the Buildings and Fixtures on the Real Property have been and are adequate and suitable for the uses to which they are being put and are in compliance with all applicable Laws in all material respects.

(xii)

Except as disclosed in Section 4.1(u) of the Disclosure Schedule, the Real Property is adequate and suitable for the purposes for which it is presently being used and the DMI Group have adequate rights of ingress and egress to such Real Property for the operation of the Business as presently conducted.

(v)

Governmental Consents. Except for the Competition Approvals and the filings, waivers, notifications, Authorizations and consents described in Section 4.1(v) of the Disclosure Schedule (the “Government Consents”) , there is no requirement on the part of the Vendors, the Corporation or, to the knowledge of the Vendors, any other member of the Business Group to make any filing with, give any notice to or obtain any consent, order, approval, authorization, waiver, or other action of, or make any filing with or give any notice to any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(w)

Contractual Consents. Except for the filings, waivers, notifications and consents described in Section 4.1(w) of the Disclosure Schedule (the “Material Contract Consents”), there is no requirement under any Material Contract or Lease to make any filing with, give any notice to, or to obtain the consent or approval of, or waiver from, any other party thereto, relating to the transactions contemplated hereby.

(x)	Authorizations.

Section 4.1(x) of the Disclosure Schedule sets out a complete and accurate list of each material Authorization held by the Corporation or, to the knowledge of the Vendors, any other members of the Business Group in connection with the conduct of the Business. Except for such Authorizations, the Corporation and, to the knowledge of the Vendors, each other member of the Business Group are not required to obtain or maintain any other material Authorization to own, lease, develop or operate its assets or conduct the Business as presently conducted in compliance with applicable Laws. Each Authorization is valid and in full force and effect. The respective Business Group member is, and at all times since the date of issuance of each such Authorization, has been, in compliance with all of the terms and requirements of each such Authorization except for any non-compliance that would not reasonably be expected to result in a Material Adverse Change. To the knowledge of the Vendors, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Authorization which could reasonably be expected to result in the imposition of a fine or other penalty against the respective members of the Business Group in respect of such violation or failure to comply or (ii) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Authorization.

(y)

Compliance with Laws. Except as disclosed in Section 4.1(y) of the Disclosure Schedule, the Corporation and, to the knowledge of the Vendors, each other member of the Business Group are each conducting and have always conducted the Business in material compliance with all applicable Laws (excluding Environmental Laws which are addressed in Section 4.1(z) of the Disclosure Schedule). In the past three years, no Notice has been received by the Vendors, the Corporation or, to the knowledge of the Vendors, any other member of the Business Group which alleges any material failure by the members of the Business Group to comply with any Laws (excluding Environmental Laws which are addressed in Section 4.1(z)).

(z)	Environmental Matters.

(i)

Except as disclosed in Section 4.1(z)(i) of the Disclosure Schedule, in the past three years, the operation of the Business and the assets owned or used by the Corporation or, to the knowledge of the Vendors, the other members of the Business Group in the conduct of the Business have been and are in material compliance with all Environmental Laws, including (A) all requirements relating to the discharge and handling of Hazardous Substances, (B) all requirements relating to notice, record keeping and reporting, and (C) all Authorizations issued under Environmental Laws.

(ii)

In the past three years, none of the Corporation or, to the knowledge of the Vendors, any other members of the Business Group have received Notice from any Governmental Authority requiring any alteration to any Real Property or any of its operating practices or procedures in order to be in compliance with any Environmental Laws, nor been prosecuted for an offence alleging non-compliance with any Environmental Laws, and neither the Corporation nor, to the knowledge of the Vendors, any other member of the Business Group has reached a settlement of any allegation of non-compliance short of a final judgment by any applicable court or administrative law judge. Except as disclosed in Section 4.1(z)(ii) of the Disclosure Schedule, the members of the Business Group are not required to undertake any material work, repairs, construction or capital expenditures with respect to the operations, the Business or the Real Property in order to comply with environmental Authorizations or Environmental Laws, nor have they received notice of any of the same.

(iii)

Except as disclosed in Section 4.1(z)(iii) of the Disclosure Schedule, (i) to the knowledge of the Vendors, there are no underground storage tanks located beneath any Real Property for which any member of the Business Group is legally responsible and (ii) there are no above-ground storage tanks installed on any Real Property by the Corporation or, to the knowledge of the Vendors, any other member of the Business Group or for which the Corporation or, to the knowledge of the Vendors, any other member of the Business Group is legally responsible. No removal of any underground storage tank located at any Real Property has been commissioned by any member of the Business Group. To the knowledge of the Vendors, there has been no Release from any underground storage tanks or above ground storage tanks located beneath or on the Real Property, except in the Ordinary Course and in compliance with Environmental Laws.

(iv)

Except as contained in the Material Contracts, none of the Corporation or, to the knowledge of the Vendors, any other member of the Business Group is a party to any indemnification agreement or other contractual obligation relating to compliance with or liability under any Environmental Law or otherwise relating to any liability for Hazardous Substances.

(v)

Except as disclosed in Section 4.1(z)(v) of the Disclosure Schedule, in the past three years, none of the Corporation or, to the knowledge of the Vendors, any other members of the Business Group have handled or discharged, or allowed or arranged for any third party to handle or discharge, Hazardous Substances other than in accordance in all material respects with Environmental Laws.

(vi)

Except as disclosed in Section 4.1(z)(vi) of the Disclosure Schedule, in the past three years, none of the Corporation or, to the knowledge of the Vendors, any other members of the Business Group have received any order or Notice (A) advising it that it has or may have any remedial obligation with respect to any Release or disposal of any Hazardous Substances, (B) advising it that it is or may be responsible for the costs of any remedial action taken or to be taken by any other Persons with respect to any Release, disposal or presence of any Hazardous Substances, or (C) requiring it to perform any remediation, environmental closure, decommissioning, rehabilitation, restoration or post-remediation monitoring or investigation on, about or in connection with the Real Property.

(vii)

Section 4.1(z)(vii) of the Disclosure Schedule contains a true and complete list of all material environmental audits, evaluations, assessments, studies and site assessments in respect of the Business and operations of the Business Group or the Real Property that are within the control or possession of the Vendors, the Corporation or, to the knowledge of the Vendors, any of the other members of the Business Group within the last three years (other than those that have been superseded or replaced by later dated reports) (the “Environmental Reports”). The Vendors have delivered to the Purchaser, in the Data Room, true and complete copies of all (i) Environmental Reports, and (ii) material correspondence related to the Environmental Reports received by the Vendors or any of the members of the Business Group from any Governmental Authority.

(aa)

Material Contracts. Section 4.1(aa) of the Disclosure Schedule and the other schedules hereto set out a list of all Material Contracts, including the names of the parties thereto. Each Material Contract is in full force and effect as at the date hereof without amendment thereto and the members of the Business Group are entitled to all benefits thereunder and none of the members of the Business Group nor the Vendors have received any written notice (i) of any claim of a material default or breach thereunder; or (ii) of the occurrence of any condition entitling any party to terminate its obligations thereunder. To the knowledge of the Vendors, there are no material defaults by any Business Group member or any other party under any Material Contract.

(bb)

Litigation. Except as listed in Section 4.1(bb) of the Disclosure Schedule, there are no actions, claims, arbitrations, investigations, suits or Proceedings pending against any member of the Business Group or, to the knowledge of the Vendors, threatened against or affecting any of the members of the Business Group or any of its undertakings and assets, at law, in equity or before any arbitrator or before or by any Governmental Authority or Person that individually or in the aggregate could reasonably be expected to result in Liabilities in excess of $500,000. The members of the Business Group are not subject to any Order issued specifically in respect of the Business or the members of the Business Group and there are no matters under discussion with any Governmental Authority relating to any Orders.

(cc)

Accounts Receivable. The accounts receivable due or accruing due to the Corporation as reflected in the Final Closing Financial Statements will have arisen from bona fide transactions in the Ordinary Course and will be good and collectible at the full face value thereof, without discount, rebate, set-off or counterclaim, except for proper and sufficient allowances for doubtful accounts provided for on the Final Closing Financial Statements or as otherwise disclosed in Section 4.1(cc) of the Disclosure Schedule.

(dd)

Inventory. The Inventory shown on the Financial Statements consists of, and the Inventory as reflected in the Final Closing Financial Statements will consist of, items of a quality and quantity usable or saleable in the Ordinary Course. The material value of obsolete materials and of materials of below standard quality will have been written down on the Final Closing Financial Statements to realizable market value, or adequate reserves have been provided, all in accordance with IFRS applied on a consistent basis.

(ee)	Equipment.

(i)

Except as disclosed in Section 4.1(ee) of the Disclosure Schedule, the Corporation and, to the knowledge of the Vendors, the other members of the Business Group own or lease all of the Tangible Personal Property, such Tangible Personal Property being all of the tangible personal property necessary to operate the Business as now conducted. The Corporation and, to the knowledge of the Vendors, the other members of the Business Group have good title to all owned Tangible Personal Property and a valid and subsisting leasehold interest with respect to any such leased Tangible Personal Property. All such owned Tangible Personal Property is owned free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)

Except as disclosed in Section 4.1(ee) of the Disclosure Schedule, to the knowledge of the Vendors, all of the Tangible Personal Property is in a good state of repair and condition and in satisfactory working order, and has been regularly and properly maintained in all material respects, ordinary wear and tear excepted.

(iii)

True and complete copies of all leases and instruments and other agreements or arrangements having a value individually of at least $2,000,000 pursuant to which the members of the DMI Group own, lease or rent or have any rights in or to such material Tangible Personal Property (the “Tangible Personal Property Documents”) (including all amendments thereto and all instruments in any way modifying any thereof) have been made available to the Purchaser in the Data Room. There are no existing material defaults by any members of the DMI Group or, to the knowledge of the Vendors, any other party under any of the Tangible Personal Property Documents, nor has any event occurred which, with notice or the passage of time or both, would constitute a material default by any member of the DMI Group under any of the Tangible Personal Property Documents.

(ff)

Insurance. Section 4.1(ff) of the Disclosure Schedule lists (i) all insurance policies maintained by the members of the Business Group, (ii) the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets of the members of the Business Group, and (iii) all material correspondence from FM Global in respect of the 2019 Boiler Claim. All such insurance coverage described in Section 4.1(ff) of the Disclosure Schedule is and will be as of the Closing, in full force and effect. The members of the Business Group are not materially in default with respect to any of the provisions contained in any such insurance policy maintained by it, nor has it failed in the past three years to give any notice or present any claim under any such insurance policy in a timely fashion, and in the past three years, none of the members of the Business Group nor the Vendors have received notice from any insurer denying any claim including, without limitation, the 2019 Boiler Claim. The 2019 Boiler Claim is a due and valid insurable claim pursuant to the applicable insurance policies of the Corporation, it has not been denied in whole or in part by any insurer and, to the knowledge of the Vendors, there is no basis, reason or cause for any insurer to deny coverage or not pay the 2019 Boiler Claim in the ordinary course of its business and substantially as set out and in the amounts in Section 4.1(q), paragraph 2 of the Disclosure Schedule.

(gg)	Tax Matters.

(i)

Each of the members of the DMI Group has filed on a timely basis all Tax Returns required to be filed by it. Except as disclosed in Section 4.1(gg) of the Disclosure Schedule, true and complete copies of all Tax Returns filed in the prior three fiscal years of each of the members of the DMI Group have been provided to the Purchaser in the Data Room, including all working papers on which such material Tax Returns are based and all communications to or from all Governmental Authorities relating to such material Tax Returns and to Taxes of the members of the DMI Group for such taxation years. All material Tax Returns that have been filed by, or with respect to the members of the DMI Group are complete and correct, report all income and all other amounts and information required to be reported thereon, and disclose all Taxes required to be paid for the periods covered thereby. None of the members of the DMI Group has ever been required to file any Tax Returns with, and none of the members of the DMI Group has ever been liable to pay or remit Taxes to, any Governmental Authority outside Canada. The information contained in all Tax Returns filed by the members of the DMI Group prior to the Effective Time was, and all information contained in the Tax Returns to be filed in accordance with Section 7.3 will be, complete and accurate in all material respects and reflect all liability for Taxes for the periods covered by such Tax Returns.

(ii)

The members of the DMI Group have paid all Taxes which are due and payable in compliance with applicable Law including all assessments and reassessments, including all instalments on account of Taxes that are due and payable before the Closing Date, whether or not assessed by the appropriate Governmental Authority. Each of the members of the DMI Group have made full and adequate provision in its Books and Records for all Taxes which are not yet due and payable and which relate to periods ending on or before the Effective Time. The members of the DMI Group have not claimed or received any refund of Taxes to which it is not entitled.

(iii)

The Financial Statements contain adequate provision in accordance with IFRS for all Taxes payable by the members of the DMI Group in respect of each period covered by such Financial Statements and all prior periods to the extent those Taxes have not been paid, whether or not assessed and whether or not shown to be due on any Tax Returns.

(iv)	The members of the DMI Group have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection.

(v)	The members of the DMI Group are not a party to any Tax allocation, indemnification or sharing arrangement.

(vi)

Except as disclosed in Section 4.1(gg) of the Disclosure Schedule, there are no assessments, reassessments, claims, Proceedings, audits, investigations or any other action outstanding or threatened against any of the members of the DMI Group in respect of Taxes and to the knowledge of the Vendors, there is no reason to expect any such assessment, reassessment, claim, proceeding, audit, investigation or any other action may be asserted against any of the members of the DMI Group for any period ending on or prior to the Effective Time. The Vendors have no knowledge of any contingent liabilities that individually or in the aggregate are over $200,000 of any of the members of the DMI Group for Taxes or any grounds for assessment or reassessment of Taxes, including, without limitation, the treatment of income expenses, credits or other claims for deductions under any Tax Return.

(vii)

No Governmental Authority is currently challenging or disputing a filing position taken by any member of the DMI Group in any Tax Return within the past seven years. No member of the DMI Group is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority.

(viii)

The members of the DMI Group have each withheld and collected all amounts required by applicable Law on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed by applicable Law. None of the members of the DMI Group has received any requirement from any Governmental Authority pursuant to Section 224 of the Income Tax Act which remains unsatisfied in any respect.

(ix)

There are no circumstances which could result in the application of sections 15, 17, 67, 78, 79 or 80 to 80.4 of the Income Tax Act, or any equivalent provision under applicable provincial Law, to the members of the DMI Group. The members of the DMI Group have not claimed any reserve under any provision of the Income Tax Act or any equivalent provincial provision which would result in an amount to be included in the income of the members of the DMI Group for any period ending after the Effective Time.

(x)	The members of the DMI Group have maintained or obtained all records or documents as required by applicable Law in connection with the withholding and remittance of all Taxes.

(xi)	The members of the DMI Group have no liability for Taxes of any other Person, by agreement or otherwise.

(xii)	The members of the DMI Group hold all registrations required under applicable Laws relating to Taxes.

(xiii)

The members of the DMI Group have properly collected and remitted sales and similar taxes with respect to sales made to its customers or has, for all sales made without charging or remitting sales or similar taxes, properly received and retained any appropriate tax exemption certificates and other documentation that qualify such sales as exempt from sales and similar taxes.

(xiv)

The members of the DMI Group have not acquired property from a Person not dealing at arm’s length (for purposes of the Income Tax Act) with it in circumstances that would result in any member of the DMI Group becoming liable to pay Taxes of such Person under subsection 160(1) of the Income Tax Act or under any equivalent provision of the taxation legislation of any other jurisdiction.

(xv)

The members of the DMI Group have not received Notice from any Governmental Authority of an intention to place an Encumbrance on any of the assets of the members of the DMI Group, relating to or attributable to Taxes.

(hh)	Labour and Employee Matters.

(i)

The Vendors’ Solicitors have disclosed to the Purchaser’s Solicitor by emails dated September 13, 24, 25, 27 and 29, 2018 a complete list of all non-unionized employees of the Corporation and, to the knowledge of the Vendors, each other member of the Business Group, whether or not actively at work, showing their names, positions, departments, current salary or wage rate, other compensation (e.g. bonuses, car allowance or company provided vehicle), status as full or part time, and start date. Except as disclosed in such list, none of the DMI Group Employees is currently on leave, whether authorized or unauthorized.

(ii)

Other than the DMI Group Employees or as set forth in Section 4.1(hh) of the Disclosure Schedule, there are no individuals providing substantial personal services to the DMI Group as an employee or independent contractor of such entity.

(iii)

Except as disclosed in Section 4.1(hh) of the Disclosure Schedule or as reflected as Current Liabilities in the Final Closing Financial Statements immediately prior to the Effective Time, the members of the DMI Group have no outstanding Liabilities for payment of wages, including any Liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay, paid leaves, salaries, bonuses, profit sharing, premiums for employment insurance, Canada Pension Plan premiums, contributions under any Employee Plan or other compensation, current or deferred.

(iv)

The Vendors’ Solicitors have disclosed to the Purchaser’s Solicitor by emails dated September 13, 24, 25, 27 and 29, 2018 all written employment agreements with any “executive” DMI Group Employees. No DMI Group Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as result from applicable Laws or as set out in such employee’s written offer letter.

(v)

Since December 31, 2017, other than in the Ordinary Course or as required pursuant to the terms of an existing contract or Employee Plan (and described in Section 4.1(hh) of the Disclosure Schedule), there have been no material changes in the terms or conditions of employment of any DMI Group Employees, including their salaries, remuneration or any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent contractor or agent of a member of the DMI Group, and no member of the DMI Group has agreed or otherwise become committed to change any of the foregoing since that date.

(vi)

The Corporation by way of its joint venture interest in CPP is a party to the Collective Agreement. Except with respect to such agreement, the members of the Business Group are not subject to any agreement with any labour union or employee association or has made any commitment to or has conducted negotiations with any labour union or employee association with respect to any future agreement.

(vii)

With respect to the DMI Group Employees, as of the date of this Agreement, there are no actual, pending, or to the knowledge of the Vendors, threatened, (i) organizing activities of any labour union or employee association or (ii) unfair labour practice complaints, strikes, slowdowns, work stoppages, picketing, lock-outs, hand-billings, boycotts, arbitrations, grievances, complaints, charges or other labour controversies pertaining to the DMI Group in the past three years.

(viii)

The Corporation and, to the knowledge of the Vendors, each other member of the Business Group is in material compliance with all applicable Laws relating to labour and employment matters including relating to wages, hours of work, overtime pay, vacation pay, vacation entitlement, employment standards, occupational health and safety, pay equity, employment equity, workers compensation, immigration, disability rights and benefits, human rights, employment insurance, and the withholding of income Taxes and other statutory deductions for employees. In the past three years, none of the members of the DMI Group or the Vendors has received any Notice alleging that it has failed to comply with any of such Laws. Without limiting the generality of the foregoing, there are no charges, claims, complaints, investigations, audits, lawsuits, appeals, or orders that are pending, outstanding, issued or, to the knowledge of the Vendors, threatened against any of the members of the DMI Group.

(ix)

None of the Corporation or, to the knowledge of the Vendors, any other members of the DMI Group are subject to any claim for breach of any express or implied contract of employment, wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment, discrimination, harassment or termination of employment of any employee or former employee or relating to any failure to hire a candidate for employment nor, to the knowledge of the Vendors, is any such claim, complaint or litigation threatened. To the knowledge of the Vendors, there is no valid basis for any such claim, complaint, or litigation by or against any of the DMI Group. None of the Corporation or, to the knowledge of the Vendors, any other members of the DMI Group are subject to any order pursuant to any applicable Laws requiring the reinstatement of any employee or former employee or requiring such member of the DMI Group to take any action or refrain from taking any action in respect of any employee or former employee.

(x)

Except as disclosed in Section 4.1(hh) of the Disclosure Schedule, there are no loans outstanding by the Corporation or, to the knowledge of the Vendors, any other member of the DMI Group to any employee or former employee or independent contractor of any member of the DMI Group.

(xi)

There are no outstanding assessments, penalties, fines, Encumbrances, charges, surcharges or other amounts due or owing by the members of the DMI Group pursuant to any workplace safety or insurance legislation in respect of the Business, including the Workers’ Compensation Act (British Columbia) and the Workers’ Compensation Act (Alberta). No investigation or audit of any member of the DMI Group pursuant to any such legislation is currently being performed or, to the knowledge of the Vendors, is pending or threatened. All individuals whom the members of the DMI Group have classified as independent contractors are properly classified as independent contractors under the Income Tax Act and other federal, provincial and local employment and labor Laws.

(xii)	The Vendors’ Solicitors have disclosed to the Purchaser’s Solicitor by emails dated September 13, 24, 25, 27 and 29, 2018 a true and complete list of:

(A)	the names of all individual consultants and other individuals serving as independent contractors of the Corporation or, to the knowledge of the Vendors, the other members of the DMI Group;

(B)	whether the individual consultant or other individual serving as an independent contractor is providing services pursuant to a written consulting contract; and

(C)	the material terms of any contract under clause (B) above.

(xiii)

To the knowledge of the Vendors, there are no investigations or charges pending, or threatened against any member of the Business Group under occupational health and safety legislation (“OHSA”). To the extent that any member of the Business Group has been subject to any order issued against it under OHSA in the last three years, such order is detailed in Section 4.1(hh) of the Disclosure Schedule and it has complied with all such orders and there are no appeals of any orders under OHSA currently outstanding.

(xiv)

All employee manuals, policies, procedures and written work-related rules of the Corporation or, to the knowledge of the Vendors, the other members of the Business Group (“Employee Policies and Procedures”) have been provided to the Purchaser in the Data Room.

(ii)	Employee Plans.

(i)

Section 4.1(ii) of the Disclosure Schedule is a true and complete list of all Employee Plans. Except as set out in Section 4.1(ii) of the Disclosure Schedule, no registered pension plan forming part of the Employee Plans had, as at the date of the most recent actuarial valuation thereof, an unfunded liability.

(ii)

A true, accurate and complete copy of each written Employee Plan (as amended to date) and a written summary of all material terms of each unwritten Employee Plan have been provided to the Purchaser in the Data Room. Except as expressly contemplated pursuant to this Agreement or pursuant to changes in, or as required by, applicable Laws, no promises or commitments have been made by any members of the DMI Group to amend any Employee Plan.

(iii)

All Employee Plans have been established, registered, administered, communicated and invested in accordance, in all material respects, with its terms and all applicable Laws. To the knowledge of the Vendors, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan. To the knowledge of the Vendors, in the past three years, none of the members of the DMI Group has or had any of its agents or delegates, breached any fiduciary obligation with respect to the administration or investment of any Employee Plan.

(iv)

All obligations of the members of the DMI Group prior to Closing under or in respect of the Employee Plans (whether pursuant to the terms thereof or any applicable Law) have been satisfied, and there are no outstanding defaults or violations thereunder by the members of the DMI Group. None of the members of the DMI Group and the Vendors have any knowledge of any default or violation by any other Person in respect of the Employee Plans. Without limiting the generality of the foregoing, all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of the Employee Plans have been remitted or paid, in a timely manner to or in respect of the Employee Plans in accordance with the terms thereof and all applicable Laws, and no Taxes, non-Tax related interest, penalties or fees are owing or exigible under any of the Employee Plans.

(v)

None of the Employee Plans provide for benefit increases or the acceleration of funding obligations or vesting that are contingent on, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated by this Agreement. The entering into of this Agreement or completion of the transactions contemplated herein will not result in any payment (including bonus, golden parachute, retirement or other enhanced benefit) becoming payable under any Employee Plan.

(vi)

The Corporation and, to the knowledge of the Vendors, the other members of the Business Group have each paid in full to each Employee Plan all contributions and premiums for the period up to and including the Closing Date or has made or will make full and adequate disclosure of and appropriate accruals for such contributions and premiums in its Books and Records and the Final Closing Financial Statements.

(vii)

Other than routine claims for benefits, to the knowledge of the Vendors, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or any other proceeding initiated by any Person and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(viii)

There is no audit or other Proceeding by any applicable Governmental Authority and the CRA, or by any Person (other than routine claims for payment of benefits) pending or, to the knowledge of the Vendors, threatened in respect of any of the Employee Plans or their assets.

(ix)

With respect to any Employee Plan which is registered under any applicable Law, no event has occurred respecting that Employee Plan which could result in the revocation of that registration or entitle any Person (without the consent of the applicable member of the DMI Group) to wind up or terminate that Employee Plan, in whole or in part.

(x)

Other than as set out in the Employee Plans, none of the Corporation nor, to the knowledge of the Vendors, the other members of the DMI Group, provide or have promised to provide benefits beyond retirement or other termination of service to current and former directors, officers, shareholders, consultants, independent contractors or employees and their respective beneficiaries or dependents.

(xi)

To the knowledge of the Vendors, none of the Employee Plans enjoy any special Tax status under any applicable Laws, nor has any member of the DMI Group sought or received any advance Tax rulings in respect of any Employee Plan.

(xii)

All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all applicable Laws is in possession of or available to the DMI Group and such data is sufficiently complete and correct for the proper administration of each Employee Plan.

(jj)	Suppliers.

(i)

Section 4.1(jj) of the Disclosure Schedule contains a true and correct list setting forth the ten largest suppliers of the Business by dollar amount for the twelve month period ended the Balance Sheet Date. None of the members of the Business Group nor the Vendors have received notice of the intention of any such supplier to terminate, cancel or materially alter the current relationship between the applicable member of the Business Group and such supplier.

(kk)	Intellectual Property.

(i)

Other than as disclosed in Section 4.1(kk) of the Disclosure Schedule, the Corporation and, to the knowledge of the Vendors, the other members of the Business Group do not use or own any Intellectual Property and do not need to use or own any Intellectual Property for the conduct of the Business as presently conducted, except for Intellectual Property that is not material to the Business or which is “off-the-shelf” software.

(ii)

Except as set forth in Section 4.1(kk) of the Disclosure Schedule, the Corporation and, to the knowledge of the Vendors, the other members of the DMI Group own all right, title and interest in and to the Intellectual Property purported to be owned by it (“Owned Intellectual Property”), free and clear of all Encumbrances other than Permitted Encumbrances, and the Corporation and, to the knowledge of the Vendors, each other member of the DMI Group has the right to use (including under valid and enforceable licence agreements for Intellectual Property that is not Owned Intellectual Property), all of the Intellectual Property used by it in carrying on the Business.

(iii)

To the knowledge of the Vendors the conduct of the Business does not infringe upon any Intellectual Property or other proprietary rights of any other Person. No claims have been asserted in writing against the Corporation or, to the knowledge of the Vendors, the other members of the Business Group or to the knowledge of the Vendors are threatened by any Person alleging that the conduct of the Business, including the use of the Intellectual Property owned by, licensed to or used by the members of the Business Group, infringes upon any of their Intellectual Property rights. To the knowledge of the Vendors, there are no valid grounds for any such bona fide claims by any such Persons alleging a conflict with or infringement of their Intellectual Property rights.

(iv)

The Intellectual Property owned by or licensed to the members of the Business Group or which any member of the Business Group otherwise has the right to use constitutes all material Intellectual Property necessary for the conduct of the Business as presently conducted.

(v)	To the knowledge of the Vendors no Person is currently infringing on any of the Owned Intellectual Property.

(vi)

None of the Corporation or, to the knowledge of the Vendors, the other members of the Business Group have permitted or licensed any Person to use any of the Owned Intellectual Property except as disclosed in Section 4.1(kk) of the Disclosure Schedule. Each licence referred to in Section 4.1(kk) of the Disclosure Schedule is in full force and effect and none of the Corporation or, to the knowledge of the Vendors, the other members of the Business Group, nor, to the knowledge of the Vendors, any licensor or licensee is in material breach of its obligations thereunder.

(ll)

Aboriginal Matters. Except as disclosed in Section 4.1(ll) of the Disclosure Schedules, to the Vendors’ knowledge, there are no aboriginal persons or groups, or persons acting on behalf of any aboriginal person or group, from which a member of the Business Group has received any written notice of any material claim or assertion in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Business or the Real Property.

(mm)

Information Systems. To the knowledge of the Vendors, the Business Group’s information systems are operational and immediately following the Closing will operate in a manner consistent with past operations of the Business, and the members of the Business Group have taken reasonable steps and implemented reasonable procedures designed to ensure that the information systems are free from viruses and other contaminants in all material respects, including the use of commercially reasonable antivirus software. The Corporation’s and, to the knowledge of the Vendors, the other members of the Business Group’s information systems have reasonable security, back-ups and disaster recovery arrangements in place consistent with industry standards. To the knowledge of the Vendors, there has been no: (i) data security breach of any members of the Business Group’s information systems; or (ii) loss or unauthorized access, use, breach or disclosure of any information (including Personal Information) used, stored or controlled by or on behalf of the members of the Business Group or the Business.

(nn)

Anti-Corruption. None of the members of the Business Group, nor any of their respective directors, officers, members, agents, employees, managers, or any other Person acting for or on their behalf has, directly or indirectly: (a) offered, given, made, accepted or received anything of value, including any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any official of a Governmental Authority, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Authority, or any other Person who is acting in a regulatory or quasi-regulatory capacity but excluding customers and suppliers, regardless of form, whether in money, property or services: (i) to influence any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) to obtain favourable treatment in securing business; (iii) to pay for favourable treatment for business secured; (iv) to obtain concessions or for special concessions already obtained, for or in respect of the Business Group; (v) to take any action or exercise any function improperly or for an improper purpose; or (vi) in violation of any Law; (b) established or maintained any fund or asset that has not been recorded in the Books and Records; or (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(oo)

Disclaimer of other Representations and Warranties. The Vendors do not make and have not made any representations and warranties, express or implied, in respect of the Business Group or the Business other than those expressly set forth in Section 4.1 and 4.2 of this Agreement and the Vendors expressly disclaim all liability and responsibility for any other representation, warranty, covenant, agreement or statement made or information communicated (orally or in writing) to the Purchaser, including under Section 5.4 and including any representation, warranty, opinion, information or advice that may have been provided to the Purchaser or any of its Affiliates by any of the Vendors, or any director, officer, employee, accounting firm, legal counsel, financial advisor or other agent of the Vendors, or of the Corporation. All implied warranties or statutory conditions of merchantability and fitness for a particular purpose are expressly excluded. Any cost estimates, projections, predictions, data, financial information, memoranda or presentations are not intended to contain, nor shall they be deemed to contain any representations and warranties of the Vendors, except to the extent otherwise expressly covered by the representations and warranties of the Vendors hereunder. Certain information set out in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information will not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Vendors in this Agreement or that it is material, nor will such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

4.2

Representations and Warranties Regarding the Vendors. The Vendors hereby severally represent and warrant to the Purchaser as to themselves only as at the date of this Agreement as follows and acknowledge that the Purchaser is relying on each such representation and warranty in entering into this Agreement and completing the transactions contemplated hereby.

(a)

Existence and Corporate Power. Such Vendor is a corporation incorporated and validly existing under the laws of its jurisdiction of formation and has all necessary corporate power to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party and to transfer the legal and beneficial title and ownership of the Purchased Shares to the Purchaser free and clear of all Encumbrances and any restrictions on transfer.

(b)

Authorization. The execution, delivery and performance by such Vendor of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated by such agreements have been authorized by all necessary corporate action on the part of such Vendor.

(c)

No Violation. The execution and delivery of and performance of this Agreement and each of the Ancillary Agreements by such Vendor or any other party thereto and the consummation of the transactions contemplated by such agreements do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)

constitute or result in a violation or breach of, or conflict with, cause the acceleration of any obligation of such Vendor (or any of them) or any member of the Business Group or allow any other Person to exercise any rights under (A) any provision of the constating documents or resolutions of the board of directors (or any committee thereof) or shareholders of any of such Vendor or the members of the Business Group, (B) any provision of any contracts or instruments to which such Vendor or any member of the Business Group is a party or by which they are bound, (C) any judgment, decree, order or award of any Governmental Authority having jurisdiction over such Vendor or member of the Business Group, or (D) any applicable Law; or

(ii)

result in the creation, imposition or enforcement of any Encumbrance on or over any of the Purchased Shares of such Vendor or the assets of the Business (except to the extent arising under this Agreement and Permitted Encumbrances); or

(iii)

except as disclosed in Section 4.2(c) of the Disclosure Schedule, terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, cancel or refuse to perform any Material Contract.

(d)

Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which either Vendor is a party has been duly executed and delivered by each such Vendors and each constitutes a legal, valid and binding obligation of such Vendor, enforceable against each such Vendor in accordance with its terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)

No Other Agreements to Purchase. Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether legal, equitable, pre-emptive or contractual granted by such Vendor) capable of becoming such for the purchase from such Vendor of any of its Purchased Shares.

(f)

Title to Purchased Shares. Such Vendor owns its Purchased Shares as the sole registered and beneficial owners thereof, with good and marketable title, free and clear of all Encumbrances other than those restrictions on transfer, if any, contained in the constating documents of the Corporation. On the transfer thereof at Closing, the Vendors will have transferred to the Purchaser good and marketable title to the Purchased Shares, free and clear of all Encumbrances. All transfer restrictions contained in the constating documents of the Corporation that affect the transfer of the Purchased Shares to the Purchaser will have been complied with or effectively waived on Closing.

(g)

Consents. Except for Competition Approvals, there is no requirement for such Vendor to make any filing with, give any notice to or obtain any consent, order, approval, authorization or other action of, or make any filing with or give any notice to any Governmental Authority or any other Person which has not been obtained prior to the Closing, as a condition to the lawful consummation of the transactions contemplated hereby or in any Ancillary Agreement to which such Vendor is a party.

(h)

Non-Resident. Such Vendor is a non-resident of Canada within the meaning of section 116 of the Income Tax Act. DNA is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act.

4.3

Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Vendors as at the date of this Agreement as follows and acknowledges that the Vendors are relying on each such representation and warranty in entering into this Agreement and completing the transactions contemplated hereby.

(a)

Existence and Corporate Power. The Purchaser is a corporation incorporated or amalgamated and validly existing under the laws of the State of Washington and has all necessary corporate power to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.

(b)

Authorization. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)

Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which the Purchaser is a party has been duly executed and delivered by the Purchaser, and each constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)

No Violation. The execution and delivery of and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, cause the acceleration of any obligation of the Purchaser under or allow any other Person to exercise any rights under (i) any of the provisions of its constating documents; (ii) any of the terms or provisions of any contracts or instruments to which the Purchaser is a party or by which it is bound; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Purchaser; or (iv) any applicable Law.

(e)

Consents. Except for the Competition Approvals, notification in accordance with the Investment Canada Act and Alberta Foreign Ownership of Land notification, there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any consent from any Governmental Authority or any other Person which has not been obtained prior to the Closing, as a condition to the lawful consummation of the transactions contemplated hereby or in any Ancillary Agreement to which the Purchaser is a party.

(f)	Investment Canada Act. The Purchaser is, and immediately prior to the Effective Time will be, controlled by WTO investors within the meaning of the Investment Canada Act (Canada).

(g)	Investment Intent.

(i)	The Purchaser is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view toward, or for resale in connection with, any public sale or distribution thereof.

(ii)	The Purchaser qualifies as an “accredited investor”, as such term is defined in National Instrument 45-106 promulgated by the Canadian Securities Administrators.

(iii)

The Purchaser understands that the acquisition of the Purchased Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. The Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and the Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Purchased Shares to be acquired by it pursuant to the transactions contemplated hereby.

(h)

Financial Ability. The Purchaser has cash on hand or commitments from lenders including pursuant to the terms of the Commitment Letter, copies of which have been provided to the Vendors, in amounts sufficient to allow it to pay the Purchase Price, including any adjustments, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement.

(i)

Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee, commission or reimbursement from the Vendors or the Corporation.

(j)

No Reliance. The Purchaser acknowledges that it has conducted an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Corporation and the nature and condition of its Assets. In making the determination to proceed with the transactions contemplated by this Agreement, the Purchaser is relying solely on the results of its investigation and on the representations and warranties of the Vendors in this Agreement and the Ancillary Agreements.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1	Access to Records and Provision of Financial Statements.

(a)

From the date of this Agreement until Closing, the Vendors shall at all reasonable times, and upon reasonable prior notice, make any financial, operational and other Books and Records relating to the Business and the Business Group available for examination, inspection and review by the Purchaser and its representatives; provided, however, that: (a) the Purchaser shall not contact any customer of the Business Group regarding the Business without the Vendors’ prior written consent, not to be unreasonably withheld, conditioned or delayed; (b) the Purchaser’s inspections and examinations shall be conducted during normal business hours; and (c) the Purchaser shall not unreasonably disrupt the normal operations of the Business;

(b)

The Vendors shall provide to the Purchaser within ten (10) days after the date of this Agreement a management prepared interim combined cash flow statement as part of the June Interim Statements (the “June Cash Flow Statement”); and

(c)

The Vendors shall provide to the Purchaser within thirty (30) days after September 30, 2018 management prepared interim consolidated comparative unaudited financial statements for the Corporation as at and for the nine months ended September 30, 2018 consisting of a balance sheet, statement of income and retained earnings and statement of cash flow, including note disclosures, which statements shall have been reviewed by the Vendors’ Accountants pursuant to the applicable standards under IFRS (the “September Interim Statements”).

5.2

Conduct Prior to Closing. From the date of this Agreement until Closing, the Vendors shall, other than as contemplated in this Agreement, cause the DMI Group, and make all reasonable commercial efforts to cause CPP, including pursuant to its rights under the Joint Venture Agreement, to conduct the Business and the operations and affairs of the Business Group only in the Ordinary Course and, without limiting the generality of the foregoing, the Vendors shall cause the DMI Group, and make reasonable commercial efforts to cause CPP, including pursuant to its rights under the Joint Venture Agreement, to:

(a)

conduct and carry on the Business in the Ordinary Course, and use commercially reasonable efforts to preserve intact the Business and all business assets, reasonable wear and tear excepted, including the conduct of all scheduled and unscheduled maintenance work in the Ordinary Course or as necessary to keep all of the assets of the Business operating in substantially the same condition as they are on the date of this Agreement, whether the costs of such work are expensed or capitalized;

(b)	not do any act or thing of the kind described in Section 4.1(q);

(c)

use commercially reasonable efforts in the Ordinary Course to maintain the Inventory and other consumables of the Business at customary levels consistent with past practice and maintain its historical credit practices as regards the sale of the Inventory;

(d)

not purchase, sell, lease, license, mortgage, pledge or otherwise acquire or dispose of any properties, rights or assets of or in connection with the Business, except for Inventory and equipment purchased, sold or otherwise disposed of in the Ordinary Course and except for purchases as required to remain in compliance with applicable Laws;

(e)

not enter into, or become obligated under, any Material Contract or commitment with respect to the Business outside of the Ordinary Course or any contract or commitment that obligates the Corporation to deliver any pulp after December 31, 2018, unless such contract or commitment is terminable by the Corporation on no more than 30 days’ notice without penalty or is permitted pursuant to the terms of the Marubeni Agency Agreement as amended to reflect the terms in Section 5.3(b) of the Disclosure Schedule;

(f)

not enter into any agreement or commitment with any of the Vendors or their respective Affiliates, which will not be terminated on or before the Closing Date without payment, penalty or liability of or by any member of the Business Group or the Vendors, as applicable;

(g)

not grant any Encumbrance, other than a Permitted Encumbrance, on any asset of the Business Group or cancel any material debts or waive any material claims or rights pertaining to the Business or the Business Group;

(h)

not make (other than a Tax Return contemplated by paragraph (i) below), revoke or change any Tax election or method of Tax accounting, file an amended Tax Return or a claim for refund of Taxes, enter into any ruling request, closing agreement, or similar agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, consent to any claim or assessment relating to Taxes, or waive the statute of limitations for any such claim or assessment;

(i)

not file any income Tax Return without first presenting a complete draft thereof to the Purchaser, at least ten days prior to the expected timely filing thereof, and obtaining Purchaser’s written approval of such Tax Return, provided however, that the Purchaser’s failure to provide approval prior to the filing deadline of any Tax Return which results in the Vendors not being able to file such Tax Return on or before such filing deadline shall not constitute a breach by the Vendors of its obligation pursuant to this Agreement to timely file such Tax Return;

(j)

not hire any new employee except in the Ordinary Course to replace an employee whose employment has terminated, and not enter into an employment agreement with any such replacement employee, except in the Ordinary Course;

(k)

use reasonable commercial efforts to preserve intact its business, organization and goodwill, to keep available the employees of the Business as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others with whom any member of the Business Group have business relationships;

(l)

cause its current insurance policies not to be cancelled or terminated or any other coverage thereunder to lapse, unless simultaneously with such terminations, cancellation or lapse, replacement policies underwritten by insurance companies providing the current coverage or insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, and where possible, for substantially similar premiums, are in full force and effect;

(m)

reasonably promptly advise the Purchaser first orally and then in writing of the occurrence of any Material Adverse Change in respect of any member of the Business Group or the Business or of any facts that come to their attention which would cause any of the Vendors’ representations and warranties herein contained to be untrue such that the Vendors would be unable to meet the closing conditions herein;

(n)	not amend or modify the constating or organizational documents of any member of the DMI Group or the Joint Venture Agreement; and

(o)	not agree or commit to do or otherwise take any action inconsistent with any of the foregoing.

5.3	Vendor Related Agreements/Seconded Employees/Marubeni Agency Agreement/Cash Adjustment.

(a)	On or before the Closing, the Vendors shall cause to be terminated, without any Liability or cost to the DMI Group: (i) the Vendor Related Agreements; and (ii) the Seconded Employees.

(b)

On Closing, the Corporation and Marubeni shall amend the Marubeni Agency Agreement to reflect the terms set forth in Section 5.3(b) of the Disclosure Schedule in form satisfactory to the Purchaser and Marubeni, each acting reasonably.

(c)	The Parties will conduct themselves with respect to the Corporation’s customer contracts in the manner set out in Section 5.3(b) of the Disclosure Schedule.

(d)

The Vendors shall use reasonable commercial efforts to have the Estimated Cash Adjustment as near $nil as reasonably practicable and, in any event, less than $6.0 million, including, without limitation, by causing the Corporation to pay out or distribute Cash to the Vendors immediately prior to or on the Closing Date. In the event that the Final Calculations determine the Cash Adjustment to be greater than a positive credit of $6.0 million, the difference shall be promptly paid by the Purchaser to the Vendors as part of the Cash Adjustment. Without limitation, the Vendors shall use reasonable commercial efforts to pay or distribute out of the Corporation prior to Closing any insurance proceeds actually received by the Corporation in respect of the 2017 Boiler Claim and the 2017 CPP Boiler Claim.

5.4	Purchaser’s Securities Disclosure Requirements.

(a)

The Purchaser advises and the Vendors acknowledge that the Purchaser’s securities regulatory filing requirements in respect of the sale and purchase of the Purchased Shares include, inter alia, the filing of a press release, a current report on Form 8-K and the Financial Statements. Accordingly, the Vendors shall, if the Purchaser considers it necessary, as soon as practicable: (x) allow the Purchaser and its auditors all reasonable and timely access to the employees, work papers and other books and records of the Corporation for the fiscal year ended December 31, 2017 and the most recent completed financial quarter and the applicable comparative period and (y) allow the Purchaser’s employees and auditors reasonable and timely access to the Vendors’ Accountants and their working papers in respect of the Financial Statements, in each case as may reasonably be required for the Purchaser to prepare and complete its required disclosure under applicable U.S. securities Laws (including, without limitation, preparation of the Purchaser’s “pro forma” financial statements giving effect to the transactions contemplated by this Agreement). The Purchaser shall promptly upon request by the Vendors reimburse the Vendors for all documented and reasonable out-of-pocket costs, including fees and expenses of the Vendors’ Accountants incurred by the Vendors in connection with complying with the foregoing obligations.

(b)

From the date of this Agreement to the Closing Date, the Vendors will cause the Corporation to cooperate and assist with the Purchaser’s securities disclosure requirements including for any offering memorandum for the issue of senior notes or other securities to replace the commitment under the “bridge facility” pursuant to the Commitment Letter (in this Section 5.4 the “OM”), including providing the Purchaser and its underwriters and legal counsel all information regarding the Corporation and the Business required to complete the OM or to otherwise comply with the Purchaser’s disclosure requirements under applicable U.S. securities Laws (all at the advice of the Purchaser’s Solicitors). The Vendors shall also use all commercially reasonable efforts to obtain, at the Purchaser’s expense, any necessary: (i) consents from the Vendors’ Accountants to the use of any financial information required under U.S. securities Laws (at the advice of the Purchaser’s Solicitors) to be included in the OM and to the identification of each such advisor; and (ii) customary comfort letters and other customary communications reasonably requested from the Vendors’ Accountants by the Purchaser’s underwriters for the OM. The Vendors shall use its good faith efforts such that any information concerning the Corporation or the Business provided in writing hereunder to the Purchaser to be included by the Purchaser in the OM (in this Section 5.4(b), collectively, the “Vendor Information”) will not include any misstatement or omission (within the meaning of U.S. securities Laws). For the avoidance of doubt, the Vendor Information shall not include (i) any competitive, industry, marketing or pricing information, or (ii) any projections or pro forma information (whether financial, statistical or otherwise). The Vendors shall use all commercially reasonable efforts to cause the Corporation’s management and the Vendors’ Accountants to participate in customary due diligence sessions for the OM upon the reasonable request of the Purchaser or the Purchaser’s underwriters. The Vendors shall promptly notify the Purchaser if at any time before the Closing Date they become aware that the OM contains a misstatement or omission (within the meaning of U.S. securities Laws) with respect to the Corporation or the Business, or that the OM otherwise requires an amendment or supplement to correct or complete any Vendor Information contained therein and that the Vendors shall co-operate in the preparation of any such amendment or supplement. The phrase “at Purchaser’s expense” (or similar variations thereof) herein means that the Purchaser shall reimburse the Vendors for its documented out-of-pocket fees and expenses reasonably incurred in connection with the undertakings set forth herein.

(c)

The Purchaser shall provide the Vendors with prior drafts of the OM and provide the Vendors a reasonable opportunity to review and comment on such drafts and shall give reasonable consideration to comments made by the Vendors.

5.5

Competition Approvals/Filings. To the extent required to obtain the Competition Approvals, the Purchaser and the Vendors each covenant and agree with each other to, as soon as practicable after the execution of this Agreement, but in no event later than ten Business Days after the date of this Agreement, file with the requisite Governmental Authorities all notifications and reports required for the Competition Approvals contemplated hereby, to promptly file any supplemental or additional information that reasonably may be requested in connection therewith to seek and obtain the Competition Approvals and to comply in all material respects with the requirements thereof and otherwise to each use their commercially reasonable efforts to take such other actions as may be required in order to obtain promptly and to maintain the Competition Approvals. Each of the Purchaser on one side and the Vendors on the other shall provide the other party (or its external counsel in respect of competitively sensitive, privileged or confidential matters) with all information and data reasonably required to obtain the Competition Approvals and with reasonable opportunity to review and comment in advance on all notifications, reports, information and submissions provided to the requisite Governmental Authorities. The Purchaser shall be responsible for the payment of the filing fees associated with the filing of such notifications and reports. In the event any Proceeding is threatened or instituted challenging the transactions contemplated by this Agreement as violating applicable Laws relating to “anti-trust” or “competition matters”, the Purchaser and the Vendors shall each use its commercially reasonable efforts to avoid the filing of, or to resist or resolve, such Proceeding. The Purchaser and the Vendors shall each use their commercially reasonable efforts to take such action as may be required in order to resolve any objections to the transactions contemplated by this Agreement under applicable Laws relating to “anti-trust” or “competition matters”, in any Proceeding brought by any Governmental Authority or any other Person challenging the transactions contemplated by this Agreement, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) that has the effect of preventing the consummation of the transactions contemplated by this Agreement and to have vacated, lifted, reversed or overturned any such Order. Notwithstanding anything to the contrary in this Section 5.5, none of the Purchaser or the Vendors or any of their respective Affiliates shall be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that may be requested or required as a condition to receiving the Competition Approvals for the transactions contemplated by this Agreement. The Purchaser shall direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing at its sole cost and expense, provided that it, subject to applicable Law, shall permit the Vendors to review any communication received by the Purchaser from any applicable Governmental Authority, and to review and comment in advance on any communication to be given by the Purchaser to any applicable Governmental Authority, and the Purchaser and the Vendors shall consult with each other in advance of any meeting or conference with any Governmental Authority and, to the extent appropriate or permitted, the Purchaser shall give the Vendors the opportunity to attend and participate in such meetings and conferences.

5.6

Acquisition Proposal/Enforcement of Confidentiality. The Vendors shall, and shall cause their affiliates and their and their respective affiliates’ Representatives to immediately terminate any existing solicitation, assistance, discussions, negotiations or process with any Persons (other than with the Purchaser, its Affiliates or its Representatives) with respect to any offers or proposal that constitute or, which could reasonably be expected to lead to any: (a) direct or indirect acquisition of shares or other ownership interests of any member of the Business Group (including, without limitation, any merger, amalgamation, take-over bid, business combination, share exchange or liquidation); (b) investment opportunity in any member of the Business Group, (c) sale, license, disposition or acquisition of all or a material portion of the business or assets of any member of the Business Group; or (d) transaction that could reasonably be expected to have an adverse effect on the transactions contemplated under this Agreement (collectively, an “Acquisition Proposal”) whether or not initiated by the Vendors and require the return or destruction of all such confidential information provided in connection therewith and diligently enforce all of the Vendors’ and/or the Corporation’s rights with respect thereto. The Vendors shall not amend, modify or waive, but shall enforce any of the enforceable standstill, confidentiality and non-solicitation provisions of the confidentiality agreements entered into by the Vendors with other Persons relating to a potential Acquisition Proposal.

5.7

Commitment Letter. The Purchaser shall promptly inform the Vendors of any amendment, cancellation, replacement, rescission or other change to the Commitment Letter prior to Closing that could impact negatively in any material respect on the Purchaser’s ability to fund the Purchase Price in its entirety at Closing. The Purchaser shall make reasonable commercial efforts to maintain the Commitment Letter in full force and effect.

ARTICLE 6

INDEMNIFICATION

6.1

Survival. The representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of twelve months after the Closing Date, except that:

(a)	the Vendors’ Fundamental Representations and Warranties will survive and continue in full force and effect without limitation of time;

(b)	the Purchaser’s Fundamental Representations and Warranties will survive and continue in full force and effect without limitation of time;

(c)

the representations and warranties set out in Section 4.1(gg) (Tax Matters), will survive and continue in full force and effect until the expiration of the period during which any Tax assessment or reassessment may be issued by any Governmental Authority in respect of any taxation year ended on or prior to the Closing Date or in respect of that portion of such period ending on or including the Closing Date (which date shall not be extended by any waiver given by the Corporation after the Closing Date without the consent of the Vendors, such consent not to be unreasonably withheld);

(d)	the representations and warranties set out in Section 4.1(z) (Environmental Matters) will survive and continue in full force and effect for a period expiring three years after the Closing Date; and

(e)

any representation and warranty involving fraud or fraudulent misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

No Party has any obligation or liability with respect to any representation or warranty made by such Party in this Agreement or any Ancillary Agreement after the end of the applicable time period specified in this Section 6.1 except for claims relating to the representations and warranties that the Party has been notified of in writing prior to the end of the applicable time period. Nothing in this Section 6.1 shall limit a Party’s rights to recourse for breach of a covenant or an obligation to be performed after the Closing.

6.2

Indemnification in Favour of the Purchaser. Subject to Section 6.1 and Section 6.5, the Vendors will, severally in accordance with their respective Proportionate Shares, save each of the Purchaser, the Corporation and their respective directors, officers, shareholders and employees (collectively, “Purchaser Indemnified Parties”), harmless of and from:

(a)

any breach or inaccuracy of any representation or warranty given by the Vendors contained in Section 4.1 or Section 4.2 of this Agreement or in any Ancillary Agreement or in any certificate or document delivered pursuant to this Agreement or any Ancillary Agreement;

(b)	all Taxes payable by the DMI Group in respect of any taxation year ending on or prior to the Effective Time or in respect of that portion of such period ending on or prior to the Effective Time; and

(c)

any failure of the Vendors to perform or fulfill any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or in any certificate or document delivered pursuant to this Agreement or any Ancillary Agreement.

6.3

Indemnification in Favour of the Vendors. Subject to Section 6.1, the Purchaser will indemnify and save the Vendors and their respective directors, officers, shareholders and employees (collectively, “Vendor Indemnified Parties”) harmless of and from:

(a)

any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement or any Ancillary Agreement or in any certificate or document delivered pursuant to this Agreement or any Ancillary Agreement; and

(b)

any failure of the Purchaser to perform or fulfill any of its covenants or obligations under this Agreement or any Ancillary Agreement or in any certificate or document delivered pursuant to this Agreement or any Ancillary Agreement.

6.4	Claims Procedure.

(a)

Whenever any claim for Damages is made under this Article 6, the Party seeking indemnification (“Indemnified Party”) will promptly provide written notice of the claim to the indemnifying Party or Parties (“Indemnifying Party”) and the facts constituting the basis for such claim as then understood or known to the Indemnified Party. If any such claim for Damages results from or is in connection with any claim or legal proceedings by a third party (“Third Party Claim”), the notice will be accompanied by a true and complete copy of such Third Party Claim.

(b)

In connection with any Third Party Claim, other than an Excluded Claim, the Indemnifying Party may, at its sole cost and expense, upon providing written notice to the Indemnified Party delivered to the Indemnified Party within twenty days of the date of delivery of the notice of the Third Party Claim of the Indemnifying Party’s intention to assume the defence of such Third Party Claim, assume the defence of such Third Party Claim; provided that the Indemnifying Party, together with its notice of intention to assume the Third Party Claim, acknowledges in writing its irrevocable obligation to indemnify the Indemnified Party with respect to all elements of such Third Party Claim (including all amounts which may be awarded against the Indemnified Party in such Third Party Claim, including any settlement thereof). If the Indemnifying Party assumes the defence of any such Third Party Claim, the Indemnifying Party will select counsel reasonably acceptable to the Indemnified Party to conduct the defence thereof and will take all steps necessary in the defence or settlement thereof, all at the sole cost and expense of the Indemnifying Party. The Indemnifying Party will not consent to a settlement of or the entry of any judgment arising from any such Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party assumes the defence of such Third Party Claim in compliance with the provisions of this Section 6.4, the Indemnified Party is entitled to participate in but not control the defence of any such Third Party Claim, with its own counsel at its own expense. If (i) the Indemnifying Party does not assume the defence of and acknowledge its obligation to indemnify the Indemnified Party in respect of any such Third Party Claim within twenty days after the date that notice of the Third Party Claim is given by the Indemnified Party; (ii) in the event of an Excluded Claim; (iii) in the event that the Indemnifying Party assumes the defence of a Third Party Claim but fails to pursue the defence thereof; or (iv) if the Indemnified Party has reasonable grounds to believe that the Indemnifying Party does not have the financial resources to pursue such defence or to satisfy any settlement or judgement awarded against the Indemnified Party; then, in each case, the Indemnified Party may defend such Third Party Claim or Excluded Claim in such manner as it may deem appropriate, including (but only with prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld) settling such Third Party Claim or Excluded Claim. Such settlement will be final and binding upon the Indemnifying Party, and the Indemnifying Party will pay and indemnify the Indemnified Party from all Damages imposed against, suffered or incurred by the Indemnified Party in respect of such Third Party Claim or Excluded Claim.

(c)

Any claim for indemnification made by an Indemnified Party pursuant to this Article 6, other than a Third Party Claim or Excluded Claim, shall be discussed and negotiated in good faith by the Parties to resolve such claim as soon as possible. If, within ninety days of the date of delivery of the notice of such claim, the Parties are unable to agree upon a settlement of the claim, then the dispute will be dealt with as set out in Section 10.14.

(d)

The Indemnified Party and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party is permitted to and assumes the investigation and defence of a Third Party Claim as herein provided, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its Representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim over which it has elected to assume the investigation and defence. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

6.5	Indemnification Limitations. Notwithstanding anything in this Agreement, including the indemnity provisions of this Article 6, the Parties agree as follows:

(a)	Notwithstanding anything else in this Agreement:

(i)	no claim for Damages may be made under this Article 6 for any individual matter representing Damages less than $200,000; and

(ii)

no Damages may be recovered from the Vendors pursuant to Section 6.2 of this Agreement unless and until the accumulated aggregate amount of Damages of the Purchaser Indemnified Parties arising pursuant to Section 6.2 exceeds $2,000,000, in which event (subject to Section 6.5(b) and Section 6.5(e)) the Vendors shall be liable only for the amount of Damages exceeding such threshold. For the sole purpose of determining if the total of all such Damages exceeds $2,000,000, the applicable representations and warranties contained in this Agreement or any Ancillary Agreement shall be read without regard to materiality, Material Adverse Change or similar qualification.

(b)

Subject to Section 6.5(c), no Damages may be recovered from the Vendors pursuant to Section 6.2(a) and the sole recourse of the Purchaser for any such Damages shall be recovery under the R&W Insurance Policy.

(c)	The limitation in Section 6.5(b) shall have no application to any claim to recover Damages to the extent such claim is based on:

(i)	the incorrectness or breach of any of the Vendors’ Fundamental Representations and Warranties;

(ii)	any of the Exclusions; or

(iii)	Vendors’ Fraud.

(d)

Other than in the case of Vendors’ Fraud, the total aggregate liability of Marubeni pursuant to this Agreement shall not exceed fifty percent (50%) of its Proportionate Share of the Purchase Price, and the total aggregate liability of the Nippon Paper Vendors pursuant to this Agreement shall not exceed fifty percent (50%) of their Proportionate Share of the Purchase Price; provided, however, that the total aggregate liability of Marubeni for any claim based on Section 6.5(c)(ii) shall not exceed ten percent (10%) of its Proportionate Share of the Purchase Price, and the total aggregate liability of the Nippon Paper Vendors for any claim based on Section 6.5(c)(ii) shall not exceed ten percent (10%) of their Proportionate Share of the Purchase Price.

(e)	The indemnity provided in Section 6.2(b) shall exclude any amounts that are actually recoverable under the terms of the R&W Insurance Policy.

6.6

No Double Recovery. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Agreement or under any other agreement delivered pursuant to this Agreement more than once in respect of the same Damages (notwithstanding that such Damages may result from breaches of multiple provisions of this Agreement and/or other agreements delivered pursuant to this Agreement). For greater certainty, no Damages may be claimed under this Agreement by any Indemnified Party to the extent such amounts are included in any adjustment amount to the Purchase Price paid under this Agreement.

6.7

Insurance and Other Recoveries. If an Indemnified Party has an insurance policy that covers the matter giving rise to any indemnification claim of an Indemnified Party, the Indemnified Party, at the request of the Indemnifying Party, shall use commercially reasonable efforts to claim and collect the insurance proceeds or similar amounts under such insurance policy, provided that the Indemnifying Party shall reimburse the Indemnified Party for any increases in insurance premiums that result from making such claim under such insurance policy. If an Indemnified Party receives any insurance proceeds or other similar amounts as a result of the matter giving rise to any indemnification claim of an Indemnified Party, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds or other similar amount actually received by the Indemnified Party. If the Indemnified Party receives any insurance proceeds or other similar amounts as a result of the matter giving rise to any indemnification claim of the Indemnified Party against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds or other similar amounts received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party with respect to the claim.

6.8

Adjustments to Purchase Price. If the Vendors or the Purchaser, as the case may be, fails to pay any amount due to the other as herein provided, then without limiting any other rights which the non-defaulting Party may have against the defaulting Party, the non-defaulting Party may set off any amounts owing to it against any other amounts due to the non-defaulting Party or a Related Party thereto from the defaulting Parties pursuant to this Agreement or any Ancillary Agreement and the Vendors and the Purchaser hereby irrevocably authorize and direct any deduction, retention or set off made by the other Party pursuant hereto. All set offs, retentions and payments of claims for indemnification pursuant to this Article 6 will be treated as adjustments to the Purchase Price.

6.9

Indemnity as Exclusive Remedy. Notwithstanding any other provision of this Agreement, no claim whatsoever may be brought by a Party hereunder or with respect to Damages suffered or incurred as a result of, in respect of or arising out of: (i) the matters in Sections 6.2(a) and 6.3(a) if the Party seeking indemnification with respect to such Damages had actual knowledge of such breach or inaccuracy as of the date of this Agreement; and (ii) the matters described in Sections 6.2 and 6.3 other than pursuant to, and subject to the provisions of, this Article 6, whether in law or equity, in contract, tort, or under any other theory of law or otherwise howsoever, for any non-performance, non-fulfilment, misrepresentation, inaccuracy or incorrectness of any representation, warranty or covenant, or any document, assurance, or certificate given, in connection with this Agreement, provided that: (a) the Parties acknowledge that the failure to comply with any covenant or obligation contained in this Agreement or any Ancillary Agreement may give rise to irreparable harm to a Party inadequately compensable in Damages and, accordingly, a Party may seek to enforce performance of this Agreement or any Ancillary Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage and without the requirement of posting a bond or other security; and (b) nothing in this Section 6.9 limits or restricts in any way any remedies available, or Damages payable, for claims involving fraud or fraudulent misrepresentation.

6.10

After Tax Basis. In determining the amount of any Damages under this Article 6, such Damages will be increased (or decreased) to take into account any net Tax cost (or net Tax benefit) incurred or realized by the Indemnified Party as a result of the matter giving rise to such Damages and the receipt of an indemnity payment hereunder, to the extent necessary to ensure that the Indemnified Party receives a net amount which, taking into account any net Tax cost or net Tax benefit, is sufficient to fully compensate for the Damages (subject to any other limitations in this Agreement), but results in no net gain to the Indemnified Party. In computing the amount of any net Tax cost or net Tax benefit, the Indemnified Party will be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this Agreement or the incurrence or payment of any indemnified Damages.

ARTICLE 7

COVENANTS

7.1	Insurance Proceeds.

(a)

Prior to Closing, the Vendors will make reasonable commercial efforts to cause any insurance proceeds received by any member of the Business Group other than the Corporation in respect of the Business or any of the assets thereof (but, in each case, not with respect to any current assets, and excluding any proceeds of the 2017 CPP Boiler Claim paid to the Corporation in its capacity as a party under the Joint Venture Agreement;) to use such proceeds exclusively to replace or repair or otherwise be applied to remedy the subject matter of the underlying claim.

(b)	Prior to Closing, the Vendors will cause the Corporation to pay any insurance proceeds received by the Corporation in respect of the Business or any of the assets thereof excluding:

(i)	amounts paid with respect to current assets;

(ii)	any proceeds of the 2017 Boiler Claim;

(iii)	any proceeds of the 2017 CPP Boiler Claim;

(iv)	amounts utilized to replace or repair the subject matter of the underlying claim; and

(v)	amounts advanced to any third party contractors or suppliers in anticipation of or relating to the work to be done in relation to the 2019 Boiler Claim into a segregated account and preserve the total amount of such insurance proceeds without any set-off or deduction of any kind whatsoever so that the total amount of such insurance proceeds shall be available to the Purchaser on Closing.

(c)

If a settlement of the 2017 Boiler Claim has not been reached with FM Global prior to Closing, the Purchaser will cause the Corporation to continue to make reasonable commercial efforts after Closing to reach a settlement of the 2017 Boiler Claim. Upon receipt of any proceeds after Closing on account of the 2017 Boiler Claim, and to the extent such amount was not accrued as a Current Asset on the Closing Financial Statements, the Purchaser will cause the Corporation to promptly pay such amount over to the Vendors from the 2017 Boiler Claim insurance proceeds if and when such proceeds are actually received by the Corporation. All such amounts will be treated as adjustments to the Purchase Price. The Purchaser will provide the Vendors an update as to the status of the 2017 Boiler Claim from time to time upon reasonable request by the Vendors.

(d)

If a determination of the final amount payable under the 2017 CPP Boiler Claim has not been reached with FM Global prior to Closing, the Purchaser will cause the Corporation to continue to make reasonable commercial efforts after Closing to reach a determination of the amount payable. Upon receipt of any proceeds after Closing on account of the 2017 CPP Boiler Claim, and to the extent such amount was not accrued as a Current Asset on the Closing Financial Statements, the Purchaser will cause the Corporation to promptly pay such amount over to the Vendors from the 2017 CPP Boiler Claim insurance proceeds if and when such proceeds are actually received by the Corporation. All such amounts will be treated as adjustments to the Purchase Price. The Purchaser will provide the Vendors an update as to the status of the 2017 CPP Boiler Claim from time to time upon reasonable request by the Vendors.

(e)

If the Corporation is required in the Ordinary Course to advance any payments to third party contractors or suppliers prior to Closing in anticipation of or relating to the work to be done in relation to the 2019 Boiler Claim, then to the extent such advances are not reimbursed by insurance proceeds received prior to Closing and such amount was not accrued as a Current Asset on the Closing Financial Statements, the Purchaser will cause the Corporation to promptly pay such amounts over to the Vendors from the 2019 Boiler Claim insurance proceeds if and when such proceeds are actually received by the Corporation. All such amounts will be treated as adjustments to the Purchase Price. The Purchaser will provide the Vendors, on a confidential basis, an update as to the status of the 2019 Boiler Claim with respect to such amounts from time to time upon reasonable request by the Vendors.

7.2

Employee Accruals. Any amount of Employee Accruals that are reversed by the Corporation within eight months after the Closing Date as a result of non-payment shall be promptly paid by the Corporation to the Vendors. The Purchaser will cause the Corporation to provide the Vendors with information of the amount of Employee Accruals actually paid out to employees, and evidence of the payment thereof, reasonably promptly following all such payments.

7.3	Tax Matters.

(a)

The Vendors shall cause the Vendors’ Accountants, at the Vendors’ sole cost and expense, to prepare and file all Tax Returns for the Corporation which are due after the Effective Time in respect of periods ending on or prior to the Effective Time (“Pre-Closing Period Tax Returns”) and the Purchaser shall cause to be prepared all Tax Returns for the Corporation for any taxable period that includes (but does not end on) the Closing Date (the “Straddle Period”) for which Tax Returns are required to be prepared and filed by the Corporation (“Straddle Period Returns”)., which income Tax Returns shall be prepared and filed on a timely basis and in accordance with all applicable Laws.

(b)

Not less than forty-five days prior to the due date of any Tax Returns or Straddle Period Tax Returns, the Party preparing such returns pursuant to Section 7.3(a) (the “Preparing Party”) shall provide the Party or Parties (the “Reviewing Party” with a draft of the applicable income Tax Returns (“Draft Returns”). The Reviewing Party and its advisors have the right to review the Draft Returns and any working papers relating to their preparation and to approve such Draft Returns before any such Draft Returns are filed with the relevant Governmental Authority, such approval not to be unreasonably withheld or delayed. Within fifteen Business Days after the date that the Reviewing Party receives the Draft Returns, the Reviewing Party will advise the Preparing Party in writing that the Reviewing Party either (i) agrees with the Draft Returns so received by it, or (ii) does not agree with the Draft Returns so received by it, in which event it will set forth in reasonable detail the basis for such disagreement. If the Reviewing Party notifies the Preparing Party of a disagreement pursuant to clause (ii) above, the Preparing Party and the Reviewing Party will attempt in good faith to resolve such disagreement; provided, however, that if they fail to reach agreement, then the Preparing Party may elect to file or cause to be filed such Draft Returns in the manner that the Preparing Party so determines provided that such Draft Returns have been prepared in accordance with this Section 7.3 and such Draft Returns are filed or caused to be filed by the Preparing Party on or before the date on which each is required by Law to be filed with the applicable Governmental Authority.

(c)

All Taxes and Tax liabilities with respect to the Corporation that relate to a Straddle Period shall be apportioned on the basis that the Straddle Period consisted of two (2) taxable periods, one that ended at the Effective Time and the other that began at the Effective Time, and such Taxes shall be allocated between such two (2) periods in the following manner: (a) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period; and (b) in the case of any other Taxes (such as Taxes based upon or measured by net income or gain, activities, events, transfers or supplies), the amount of such Tax that is allocable to the portion of such Straddle Period that ends on the Closing Date shall be deemed to be equal to the amount that would be payable if the relevant Straddle Period had ended at the close of business on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Corporation.

(d)

Without limiting the Vendors’ indemnity set out in Section 6.2(b) of this Agreement (but subject to the limitations contained in Section 6.5), to the extent not accounted for in the Final Calculations, the Vendors shall, in accordance with their Proportionate Shares, pay or cause to be paid on or before their respective due dates all Taxes due with respect to the Closing Period Tax Returns, and the portion of the Straddle Period until the Effective Time as allocated pursuant to Section 7.3(c) including Taxes arising as a result of any assessment or reassessment thereof and will indemnify and save harmless the Purchaser and the Corporation from any liability therefor, provided that subject to compliance by the Vendors with the provisions of Section 6.4(c) hereof in respect of the requirement to pay or post security, the Vendors may, at their sole cost and expense, dispute any assessment or reassessments of Taxes due in respect of such Closing Period Tax Returns, or any other period ending prior to the Effective Time.

(e)

In the event that the Corporation receives any refund of Taxes in respect of any taxation year or period ending prior to the Effective Time which is not accounted for in the settlement of the Final Calculations, the Purchaser will apply such refund to satisfy any liability of the Vendors to the Purchaser and will pay the balance, if any, within ten days to the Vendors as it may direct in writing.

(f)

Notwithstanding any other provisions of this Agreement, any payment made by the Vendors to the Purchaser pursuant to Section 7.3(d) shall result in a dollar-for-dollar decrease in the Final Purchase Price and any payment made by the Purchaser to the Vendors pursuant to Section 7.3(e) shall result in a dollar-for-dollar increase in the Final Purchase Price, without duplication.

(g)

After the Closing Date, the Vendors and the Purchaser shall cooperate fully in preparing for and defending any audits of, or disputes with any Governmental Authority regarding, any Tax Returns of the Corporation and make available to the other Party, and to any Governmental Authority as reasonably requested, all information, records, and documents relating to Taxes of the Corporation. Additionally, the Purchaser and each of the Vendors shall:

(i)

assist the other Party(ies) in preparing any Tax Returns which such other Party is responsible for preparing and filing and, in connection therewith, provide the other Party with any necessary powers of attorney;

(ii)	furnish the other Party(ies) with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request; and

(iii)

retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits, provided that such records and information are not required to be retained for a period in excess of seven years from the close of the taxation year to which such information may be relevant.

(h)

If the Corporation is or would be liable to pay Tax under Part III or Part III.1 of the Income Tax Act with respect to any dividends that it has paid or been deemed to have paid on or prior to the Closing Date, the Vendors agree that they shall concur in accordance with subsection 184(4) or subsection 185.1(3) of the Income Tax Act (as applicable) in the making of an election pursuant to subsection 184(3) or subsection 185.1(2) of the Income Tax Act (as applicable) and the Vendors shall take all steps reasonably requested by the Company and/or the Purchaser to evidence such concurrence.

7.4	Mail; Wrong Pockets.

(a)

If, following Closing, the Corporation or the Purchaser receives mail or other communications addressed to the Vendors or any of the Vendors’ Affiliates, the Purchaser will or will cause the Corporation to forward such mail or other communications received by the Purchaser or the Corporation to the Vendors in a timely manner.

(b)

If, following Closing, the Parties discover that the Corporation or the Purchaser is mistakenly in possession of any rights, agreements or assets, including Books and Records, that do not relate to the Business or are not owned by the Corporation or the Purchaser, the Purchaser shall, or shall cause the Corporation to, deliver, transfer or assign to the Vendors or as the Vendors may direct such rights, assets or agreements as soon as practicable.

7.5	Business Books and Records.

(a)

On the Closing Date or as soon as reasonably practicable thereafter, the Vendors shall deliver, and shall cause to be delivered, to the Purchaser or make available to it at the Corporation’s premises the Books and Records (except in the case of those required by Applicable Law to be retained by the Vendors, copies thereof). The Purchaser shall preserve all those documents delivered to it in accordance with the Purchaser’s document retention procedures, or for such longer period as is required by applicable Law. The Purchaser shall permit the Vendors or their authorized Representatives reasonable access to those documents while they are in the Purchaser’s possession or control solely to the extent that access is required by the Vendors to perform their obligations under this Agreement or applicable Law or for other bona fide business purposes, but the Purchaser shall not be responsible or liable to either Vendor for, or as a result of, any loss or destruction of or damage to any such documents and other data unless that destruction, loss or damage is caused by the Purchaser’s negligence or wilful misconduct. The Vendors shall be responsible for all reasonable out-of-pocket costs and expenses, incurred, directly or indirectly, by the Purchaser in connection with any access contemplated by this Section 7.5.

(b)

Notwithstanding Section 7.5(a), the Vendors shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to Section 7.5(a) provided that those documents or data are reasonably required and only used or relied on by the Vendors to perform their obligations under this Agreement or under applicable Law. Other than as aforesaid, the Vendors shall retain any documents or data which relate to the Business and which are retained by the Vendors pursuant to this Section 7.5 in strict confidence.

7.6

Consents. The Vendors will use commercially reasonable efforts both before and after the Closing Date to make, give or obtain all Material Consents that are required in connection with the transactions contemplated by this Agreement, and the Purchaser will reasonably cooperate in connection therewith.

7.7	Transferred Information.

(a)	The Vendors agree:

(i)	to disclose the Transferred Information to the Purchaser as may reasonably be needed to enable the Purchaser to review and complete the transactions contemplated by this Agreement;

(ii)

after the Closing, to collect, to use and disclose the Transferred Information only for those purposes for which the Transferred Information was collected from or in respect of the individual to which such Transferred Information relates or for the additional purposes (if any) for which the Transferred Information has been collected, used or disclosed or for the completion of the transactions contemplated by this Agreement; and

(iii)

to advise the Purchaser (A) of all purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates, (B) of all additional purposes (if any) for which the Transferred Information has been collected, used or disclosed, and (C) where the Vendors or the Corporation has not provided such notices or obtained such consents as are required by law in respect of such information or such purposes.

(b)	The Purchaser agrees:

(i)	to collect, use and disclose the Transferred Information in compliance with applicable Laws and solely for the purpose of reviewing and completing the transactions contemplated by this Agreement;

(ii)

after the Closing, to collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was collected from or in respect of the individual to which such Transferred Information relates or for the additional purposes (if any) for which the Transferred Information has been collected, used or disclosed or for the completion of the transactions contemplated by this Agreement; and

(iii)	to return or destroy the Transferred Information in the custody of or under the control of the Purchaser should the Closing not occur.

7.8

R&W Insurance. The Purchaser shall purchase the R&W Insurance Policy, which policy shall be effective by no later than the Closing Date. The R&W Insurance Policy shall provide that the insurer shall not be subrogated to the rights of the Purchaser or have any recourse against the Vendors except in the case of Vendors’ Fraud. The Purchaser shall (i) keep the Vendors reasonably informed of the status of the R&W Insurance Policy, and (ii) provide the Vendors a copy of the R&W Insurance Policy. The Purchaser shall be responsible for the premium, underwriting fees, due diligence costs and expenses and all other costs and expenses related to the purchase and placement of the R&W Insurance Policy. The Purchaser acknowledges and agrees that the R&W Insurance Policy may not be amended or waived, in any manner adverse to the Vendors without the prior written consent of the Vendors.

ARTICLE 8

TERMINATION

8.1	Termination. This Agreement may be terminated in writing at any time prior to the Closing as follows:

(a)	by mutual consent of the Purchaser and the Vendors;

(b)	subject to Section 8.3, by the Purchaser, if the Closing Date has not occurred as of the Outside Date;

(c)	subject to Section 8.3, by the Vendors, if the Closing Date has not occurred as of the Outside Date;

(d)

by the Purchaser, if the Vendors shall have breached or failed to perform, in any material respect, any of the covenants and agreements of the Vendors set forth in this Agreement, which breach or failure to perform is not cured prior to the earlier of (i) fourteen days following receipt by the Vendors of written notice of such breach or failure and (ii) fourteen days prior to the Closing Date; or

(e)

the Vendors, if the Purchaser shall have breached or failed to perform, in any material respect, any of the covenants and agreements of the Purchaser set forth in this Agreement, which breach or failure to perform is not cured prior to the earlier of (i) fourteen days following receipt by Purchaser of written notice of such breach or failure and (ii) fourteen days prior to the Closing Date.

8.2

Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provision(s) pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except (i) for the provisions of Article 9, Article 10 and this Section 8.2, all of which shall survive termination of this Agreement and (ii) that no termination shall relieve any party from liability for any willful or intentional breach of this Agreement prior to such termination.

8.3

Extension of Closing Date. If the Closing Date has not occurred as of the Outside Date solely as a result of a failure to obtain one or more Governmental Approvals, then the Purchaser shall use commercially reasonable efforts to extend the term of the Commitment Letter and, provided such extension is obtained by the Purchaser on the same terms (including, without limitation, all financial terms), the Outside Date shall be deemed to be extended by 45 days.

ARTICLE 9

INTERPRETATION

9.1	Defined Terms. Capitalized terms used in this Agreement have the meaning assigned to such terms elsewhere in this Agreement or as follows:

(a)

“2017 Boiler Claim” means the outstanding claim by the Corporation from its insurer, FM Global, in connection with expenses incurred and losses suffered in 2017 in connection with the 2017 Boiler Incident, for (i) reimbursement for property damage (in the amount of approximately $500,000), (ii) business interruption losses (in the amount of approximately $12 million), and (iii) any reimbursement if and when actually received by the Corporation of its insurance deductible (in the amount of approximately $4.3 million) as a result of a subrogated claim by FM Global against a third party in respect of the 2017 Boiler Claim.

(b)	“2017 Boiler Incident” means the smelt water incident in the recovery boiler located at the Corporation’s Peace River pulp mill in September 2017, which resulted in approximately 52 days of downtime.

(c)

“2017 CPP Boiler Claim” means amounts outstanding from the Corporation’s insurer, FM Global, for reimbursement for the Corporation’s 50% share of the expenses in the aggregate amount of $4.6 million related to property damage arising from a fire incident on May 31, 2017 in the CPP package boiler.

(d)

“2019 Boiler Claim” means the outstanding claim by the Corporation from its insurer, FM Global, for property damage in the aggregate amount of approximately $51 million expected to be incurred by the Corporation in 2019 resulting from the 2017 Boiler Incident.

(e)

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms “control” and “controlled” meaning for purposes of this definition the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by agreement, oral or in writing, or otherwise.

(f)	“Acquisition Proposal” has the meaning given to it in Section 5.6.

(g)

“Agreement” means this share purchase agreement and all exhibits and schedules hereto whether attached or incorporated by reference, in each case as supplemented, amended, restated or replaced from time to time by a written agreement signed by the Parties.

(h)	“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.

(i)	“Appointing Authority” has the meaning given to it in Section 10.14(c).

(j)	“Audited Balance Sheet Date” has the meaning given to it in Section 4.1(k)(i)(A).

(k)

“Authorization” means a license, permit, approval, consent, certificate (including any environmental approvals), registration or authorization made or issued by a Governmental Authority to the Corporation but excluding those made or issued pursuant to any Material Contract and excluding vehicle licences and registrations.

(l)	“Balance Sheet Date” has the meaning given to it in Section 4.1(k)(i)(B).

(m)

“Books and Records” means all information of the Business Group in any form, including books of account, financial and accounting information and records, personnel records, Tax records, sales and purchase records, customer and supplier lists, customer and supplier contracts, lists of potential customers, referral sources, research and development reports and records, operating reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other agreements, instruments, documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

(n)

“Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on or under or forming part of any Real Property.

(o)

“Business” means the business of the Corporation of manufacturing, marketing and selling softwood and hardwood kraft pulp through its 100% ownership of a pulp mill in Alberta and 50% undivided interest in CPP.

(p)

“Business Day” means any day of the year other than a Saturday, Sunday or statutory holiday in the Province of British Columbia or Alberta, Canada, Japan or in the City of New York, United States of America.

(q)	“Business Group” means the DMI Group, CPP and CPPL.

(r)	“Canadian Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended, and any regulations made thereunder.

(s)

“Canadian Competition Act Approval” means: (a) the Commissioner or any Person authorized to exercise the powers and perform the duties of the Commissioner has issued an advance ruling certificate pursuant to section 102 of the Canadian Competition Act in respect of the transaction(s) contemplated in this Agreement; or (b) notification of the transaction(s) contemplated in this Agreement pursuant to section 114 of the Canadian Competition Act has been given by the Parties hereto or its requirement has been waived by the Commissioner or any Person authorized by the Commissioner, and the Commissioner or any Person authorized by the Commissioner confirms that the Commissioner does not, at the time of such confirmation, intend to file an application under section 92 of the Canadian Competition Act with respect to the transaction(s) contemplated in this Agreement and the form of and any terms and conditions attached to any such confirmation are acceptable to the Purchaser and the Vendors, acting reasonably, and such advice has not been rescinded or amended.

(t)	“Capital Plans” means, as applicable, the three year capital expenditure plan developed by the Corporation and approved by the Vendors in 2017 and the 2017 three year capital plan of CPP.

(u)

“Cash” means all cash and cash equivalents of the Corporation (determined in accordance with IFRS consistently applied with prior fiscal periods) as of the Effective Time, other than cash segregated under Section 7.1(b). For the avoidance of doubt, “Cash” will, without duplication: (a) be increased by all undeposited checks received and all automated clearing house transactions and other wire transfers originated for the account of the Corporation prior to or as of the Effective Time; and (b) be reduced by all issued but uncleared checks and any originated but undrawn automated clearing house transactions or other wire transfers for the account of the Corporation prior to or as of the Effective Time.

(v)

“Cash Adjustment” means, as applicable, (i) an increase in the Purchase Price by $1.00 for each $1.00 that the Cash of the Corporation is positive as of the Effective Time or (ii) a decrease of the Purchase Price by $1.00 for each $1.00 that the Cash of the Corporation is negative as of the Effective Time.

(w)	“Clearance Certificates” has the meaning given to it in Section 1.7(a).

(x)	“Closing” means the completion of the transactions contemplated in this Agreement.

(y)

“Closing Date” means the date that is five Business Days following the satisfaction or waiver of all of the conditions precedent in Article 3 (other than conditions which, by their nature, are to be satisfied on the Closing Date) or on such other date as is mutually agreed upon by the Vendors and the Purchaser.

(z)	“Closing Financial Statements” has the meaning given to it in Section 1.5(a).

(aa)

“Closing Indebtedness” means the amount of aggregate Indebtedness of the DMI Group that is outstanding immediately prior to the Effective Time, plus all per diem amounts paid in respect of such Indebtedness up to and including the time it is satisfied in full, including Indebtedness of the DMI Group to Related Parties, and excluding Indebtedness accounted for or to be accounted for in the Net Working Capital Adjustment (which, for greater certainty, includes the Permitted PRLC Debt).

(bb)	“Closing Indebtedness Amount” means the aggregate amount required to repay and discharge the Closing Indebtedness as set forth in the Closing Statement.

(cc)

“Closing Indebtedness Releases” means confirmations executed by the lenders, holders and/or agents therefor with respect to all Closing Indebtedness confirming that such amounts will be released and discharged upon payment as set out in the applicable Pay Off Statement without further action of any party.

(dd)	“Closing Payments” has the meaning given to it in Section 1.3.

(ee)	“Closing Statement” has the meaning given to it in Section 1.3.

(ff)

“Collective Agreement” means the Labour Agreement 2017-2021 between the Cariboo Pulp and Paper Company, as employer, and Unifor Union of Canada Local 1115 on behalf of the employees (excluding office and sales staff) employed at the pulp mill at Quesnel, B.C.

(gg)	“Commissioner” means the Commissioner of Competition, appointed pursuant to section 7 of the Canadian Competition Act.

(hh)

“Commitment Letter” means a commitment letter dated September 30, 2018 from an international banking institution providing financing to the Purchaser in the principal amount of US$350 million to complete the Transaction provided for in this Agreement.

(ii)

“Competition Approvals” means each of the Canada Competition Act Approval, the waiting period imposed under the HSR Act shall have expired or been terminated and approval under the Anti-Monopoly Law of the People’s Republic of China.

(jj)

“Corporate Records” includes (i) all constating documents and by-laws; (ii) all minutes of meetings and written resolutions of shareholders and directors; (iii) the share certificate books, central securities registers, share transfer register, directors register and officers register; (iv) all waivers, notices and other documents required by law to be kept therewith; and (v) the corporate seal, if any.

(kk)	“Corporation” has the meaning given to it in Recital 1.

(ll)	“CPP” means the Cariboo Pulp & Paper Company, an unincorporated joint venture that is 50% owned by the Corporation and 50% by West Fraser Mills Ltd., pursuant to the Joint Venture Agreement.

(mm)	“CPPL” means Cariboo Pulp & Paper Company Limited, a corporation that is owned jointly by the Corporation and West Fraser Mills Ltd.

(nn)	“CRA” means the Canada Revenue Agency.

(oo)

“Current Assets” means the combined current assets (excluding Cash) of the Corporation calculated immediately prior to the Effective Time in accordance with the sample calculation set forth on Exhibit “B” to the Disclosure Schedule and to the extent not inconsistent with the applicable provisions of Exhibit “B” to the Disclosure Schedule or otherwise provided for in Exhibit “B” to the Disclosure Schedule, in accordance with IFRS, consistently applied with prior fiscal periods.

(pp)

“Current Liabilities” means the combined current liabilities of the Corporation calculated immediately prior to the Effective Time (including, without limitation, the amount of the Permitted PRLC Debt as at such date and the Employee Accruals) in accordance with the sample calculation set forth on Exhibit “B” to the Disclosure Schedule and to the extent not inconsistent with the applicable provisions of Exhibit “B” to the Disclosure Schedule or otherwise provided for in Exhibit “B” to the Disclosure Schedule, in accordance with IFRS, consistently applied with prior fiscal periods.

(qq)

“Damages” means any losses, Liabilities, damages, costs or expenses (including legal fees and expenses without reduction for tariff rates or similar reductions) whether resulting from an action, order, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Authority, or a cause, matter, thing, act, omission or state of facts not involving a third party.

(rr)

“Data Room” means the contents of the virtual data room established by the Corporation as at 5:00 p.m. (PST) on October 2, 2018, a detailed index of documents of which is attached as Exhibit “A” to the Disclosure Schedule.

(ss)	“Disclosure Schedule” means the disclosure schedules dated of even date herewith and delivered by the Vendors to the Purchaser concurrently with the execution of this Agreement.

(tt)	“DMI Group” means, collectively, the Corporation, PRLC and PRLLP.

(uu)

“DMI Group Employees” means all employees, including officers, of the DMI Group as of the Closing Date (including those subject to leave of absence, short-term or long-term disability or other inactive status, on the Closing Date).

(vv)	“DNA” means Daishowa North America Corporation, a corporation existing under the laws of British Columbia.

(ww)	“Draft Closing Financial Statements” has the meaning given to it in Section 1.5(a).

(xx)	“Draft Returns” has the meaning given to it in Section 7.3(b).

(yy)	“Dispute” has the meaning given to it in Section 10.14(a).

(zz)	“Effective Time” means 12:01 a.m. (PST) on the Closing Date.

(aaa)

“Employee Accruals” means any and all amounts that may, on or after Closing, be due or payable to a DMI Group Employee pursuant to a non-disclosure agreement entered into between the Corporation and such employee in relation to the transaction contemplated hereunder.

(bbb)

“Employee Plans” means all of the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, savings, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to or made available to the current or former employees, officers or directors of the DMI Group is maintained, sponsored or funded by the DMI Group or to which any member of the DMI Group is contractually or otherwise legally obligated to contribute, funded or unfunded, insured or self-insured, registered or unregistered under which any member of the DMI Group may have any Liability, other than benefit plans established pursuant to applicable Laws.

(ccc)	“Employee Policies and Procedures” has the meaning given to it in Section 4.1(hh)(xiv).

(ddd)

“Encumbrance” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant, adverse claim, exception, reservation, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

(eee)

“Environmental Laws” means any and all applicable Laws of Governmental Authorities relating to pollution, public health or the protection of the environment and all Authorizations issued pursuant to such Laws.

(fff)	“Environmental Reports” has the meaning given to it in Section 4.1(z)(vii).

(ggg)	“Estimated Cash Adjustment” has the meaning given to it in Section 1.3.

(hhh)	“Estimated Net Working Capital” has the meaning given to it in Section 1.3.

(iii)	“Estimated Purchase Price” has the meaning given to it in Section 1.3.

(jjj)	“Excluded Claim” means any Third Party Claim:

(i)	that relates to Taxes of a Purchaser Indemnified Party and which the Purchaser, by notice to the Vendors, elects to defend;

(ii)	that reasonably involves material reputational risks to the Indemnified Party;

(iii)	where the Indemnifying Party is also a party thereto and the Indemnified Party determines in good faith that joint representation would be inappropriate;

(iv)	where any officer or director of the Indemnified Party is also personally named a party thereto and the Indemnified Party determines in good faith that joint representation would be inappropriate;

(v)

where the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim; or

(vi)

that seeks relief against the Indemnified Party for other than monetary damages or the Indemnified Party determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect the Indemnified Party or its Affiliates.

(kkk)

“Exclusions” means a matter subject to the exclusions listed in paragraph III of the R&W Insurance Policy at the date of this Agreement, with the exception of: (i) any exclusion subsequently removed from such list by the R&W Insurance Provider, as of the date of such removal; (ii) any exclusion the scope of which is subsequently reduced by the R&W Insurance Provider, as to the reduced scope, as of the date of such reduction; and (iii) Non-Covered Exclusions.

(lll)	“Final Calculations” has the meaning given to it in Section 1.5.

(mmm)	“Final Closing Financial Statements” has the meaning given to it in Section 1.5.

(nnn)	“Final Purchase Price” has the meaning given to it in Section 1.5(j).

(ooo)	“Financial Statements” has the meaning given to it in Section 4.1(k)(i)(A).

(ppp)	“Financing Arrangers” means the joint lead arrangers under the Commitment Letter (including any joint lead arranger that becomes a party thereto after the date of this Agreement).

(qqq)

“Financing Sources” means, the Financing Arrangers and any other agents, arrangers, lenders or other entities that have committed to provide or arrange or otherwise enter into agreements in connection with all or any part of any debt financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures, underwriting agreements, purchase agreements, or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents, shareholders, members, partners, and representatives and their respective successors and assigns.

(rrr)

“Governmental Authority” means, to the extent having jurisdiction over the Corporation or any other member of the Business Group, or their respective assets or the Business, any (i) federal, provincial, state, regional, local or municipal government, or political subdivision of any of the foregoing or (ii) any court, agency, department, branch, commission or board exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, expropriation or administrative function, authority or power of government referred to in subsection (i).

(sss)	“Government Consents” has the meaning given to it in Section 4.1(v).

(ttt)

“Hazardous Substance” means, any material or substance that may impair the quality of the environment or which under Environmental Laws is deemed to be “hazardous”, a “pollutant”, “toxic”, “deleterious”, caustic”, “dangerous”, a “waste”, a “hazardous material”, a “contaminant” or analogous substance including, without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

(uuu)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(vvv)	“IFRS” means the International Financial Reporting Standards applicable in Canada, as in effect on the date of this Agreement or such other date as is agreed by the Parties in writing.

(www)	“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

(xxx)

“Indebtedness” means, without duplication, the principal of and interest upon, penalties and premiums (if any) in respect of indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether secured or unsecured, including:

(i)	shareholder loans and loans from Related Parties;

(ii)	indebtedness created or arising under any conditional sale or other title retention agreement;

(iii)	indebtedness secured by a purchase money mortgage or other Encumbrance;

(iv)	all obligations under leases in respect of which any member of the DMI Group is liable as lessee, which are required in accordance with IFRS to be recorded as capital leases;

(v)	obligations, contingent or otherwise under letters of credit, surety bonds and similar instruments issued for the account of any member of the DMI Group but only to the extent drawn;

(vi)	all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness; and

(vii)

all indebtedness which is directly or indirectly guaranteed by the Corporation or any other member of the DMI Group or in respect of which it has otherwise assured a creditor against loss except to the extent such guarantees or assurances are released on or before or in conjunction with Closing;

provided, that Indebtedness shall not include:

(viii)

accounts payable to trade creditors (including cheques written to pay any such accounts payable that have not yet cleared the Corporation’s bank account on the applicable date) and included in Current Liabilities in accordance with past accounting practices; and

(ix)	accrued expenses arising in the Ordinary Course and included in Current Liabilities.

(yyy)	“Indemnified Party” has the meaning given to it in Section 6.4(a).

(zzz)	“Indemnifying Party” has the meaning given to it in Section 6.4(a).

(aaaa)

“Independent Accountants” means an internationally recognized independent firm of chartered professional accountants who will be selected by mutual agreement of the Vendors’ Accountants and the Purchaser’s accountants or, in the event that they cannot agree, such firm will be KPMG LLP, or if it is unable or unwilling to act, Grant Thornton LLP, or if it is unable or unwilling to act, BDO Dunwoody LLP, in each case provided that such firm is independent and confirms so in writing.

(bbbb)

“Intellectual Property” means all domestic and foreign patents, patent applications, copyrights, moral rights, copyrighted works, copyright applications and registrations, trade names, business names, corporate names, domain names, trademarks (including common law trademarks) and service marks, registered trademarks, trademark applications, registered service marks, service mark applications, distinguishing marks and guises, logos, slogans, goodwill, software, trade secrets, confidential information, inventions, discoveries, developments, improvements, know-how, industrial designs and all other intellectual property and industrial property (whether or not registered or the subject of an application for registration and whether or not registrable), and any reissues, renewals, translations, modifications and extensions of any of the foregoing.

(cccc)	“Interest” has the meaning given to it in Section 1.7(a)(iii).

(dddd)	“Interim Financial Statements” means, collectively, the June Interim Statements and the September Interim Statements.

(eeee)

“Inventory” means the inventories of the Corporation of every kind and nature and wheresoever situate of the Business, including inventories of raw materials, work-in-process, consigned goods, finished goods, by-products, other operating supplies and packaging materials whether located on the Real Property or stored on locations other than the Real Property or in transit.

(ffff)

“Joint Venture Agreement” means the joint venture agreement dated December 8, 1969 between the Corporation and Weldwood of Canada Limited, as amended by Amendment #1 dated December 1, 1970 and Amendment #2 dated January 1, 1973.

(gggg)	“June Cash Flow Statement” has the meaning given to it in Section 5.1(b).

(hhhh)	“June Interim Statements” has the meaning given to it in Section 4.1(k)(i)(B).

(iiii)

“Laws” means any and all (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws of any Governmental Authority; (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Authority; and (iii) to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority.

(jjjj)	“Lease” has the meaning given to it in Section 4.1(u)(iv).

(kkkk)	“Leased Real Property” has the meaning given to it in Section 4.1(u)(iv).

(llll)

“Liability” means with respect to any Person (including any Party), any liability of such Person of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, matured or unmatured, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person in accordance with IFRS.

(mmmm)

“Limited Partnership Agreement” means the Peace River Logging Limited Partnership Limited Partnership Agreement among the Corporation, Woodland Cree First Nation and Peace River Logging Corporation dated as of June 15, 2004.

(nnnn)	“Marubeni” means Marubeni Corporation, a corporation existing under the laws of Japan.

(oooo)

“Marubeni Agency Agreement” means the sales agency agreement made between Marubeni and the Corporation dated April 1, 2009, as amended July 1, 2009, August 1, 2010 and November 30, 2010, and as to be amended at Closing pursuant to Section 5.3(b).

(pppp)

“Material Adverse Change” means any change, event, development, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Business, or operations, results of operations, earnings, prospects, condition (financial or otherwise), property, assets or Liabilities (contingent or otherwise) of the Business Group taken as a whole, other than any change, effect, event, development, occurrence, circumstance or state of facts directly relating to (except to the extent that, in the case of (i), (ii), (iii), (iv) and (v) below, the members of the Business Group and/or the Business are disproportionately affected in comparison to other Persons in the industry): (i) any change in general economic conditions in Canada; (ii) any change in Canadian financial, banking or currency exchange markets generally; (iii) any change or development resulting from any act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof) or any natural disaster; (iv) any change or development generally affecting the industry in Canada in which the Business Group operates; (v) changes in applicable Laws or IFRS in Canada; or (vi) any action required to be taken or omitted to be taken pursuant to the express terms of this Agreement.

(qqqq)	“Material Consents” means Government Consents and Material Contract Consents.

(rrrr)	“Material Contracts” means any of the following, whether oral or in writing, and together with all amendments, renewals and restatements thereof, to which any member of the Business Group is a party:

(i)	contracts with any Governmental Authority providing any member of the Business Group with $2,000,000 or more in annual revenue (excluding applicable Taxes);

(ii)

continuing contractual commitments (including leases) for the purchase of materials, supplies, equipment or services involving more than $2,000,000 in the aggregate in any consecutive twelve month period;

(iii)

contracts with a term of greater than twelve months involving more than $2,000,000 or more of revenue or expenditures in any given year and which cannot be terminated without penalty on 30 or fewer days’ prior notice;

(iv)	any individual contracts providing any member of the Business Group with more than $2,000,000 or more in annual revenue (excluding applicable Taxes);

(v)	any individual contracts involving expenditure by any member of the Business Group of more than $2,000,000 per year (excluding applicable Taxes);

(vi)

any distribution, dealer, sales representative, sales agency, or joint or cooperative marketing or development contract, arrangement or obligation, including any contracts giving exclusive rights to sell or distribute the products of the Business;

(vii)

trust indentures, mortgages, promissory notes, loan agreements, guarantees or other agreements or commitments for the borrowing of money, the provision of financial assistance, any kind of a capital lease (i.e. a lease required to be capitalized in accordance with IFRS), or any contracts creating an Encumbrance relating thereto to the extent any member of the Business Group remain liable post-closing;

(viii)

contracts pursuant to which any member of the Business Group is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property whether used in the conduct of the Business or otherwise with aggregate payments to the lessee therefore in any fiscal year of $2,000,000 or more, other than leases required to be treated as capital leases pursuant to IFRS;

(ix)

contracts that (A) limit or restrict any member of the Business Group or any of its officers, directors, employees, share or equity holders, partners, joint venturers or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction, or (B) create or purport to create any exclusive or preferential relationship or arrangement;

(x)	any joint venture or partnership agreement or other agreement providing for the sharing of profits, including the Joint Venture Agreement and the Limited Partnership Agreement;

(xi)

other than the Closing Indebtedness (and Encumbrances related thereto), any Indebtedness or Encumbrance (other than Permitted Encumbrances) under which any of the Vendors or any member of the Business Group has created, incurred, assumed, or guaranteed any Indebtedness, in each case under which any of the assets or properties of the Business, or any member of the Business Group, including the Purchased Shares are subject to any Encumbrance (other than Permitted Encumbrances);

(xii)

contracts pursuant to which an increased payment or benefit or accelerated vesting is triggered upon the execution of this Agreement or the closing of the transactions contemplated herby to the extent any member of the Business Group remains liable post-closing;

(xiii)	contracts entered into other than in the Ordinary Course; and

(xiv)	any other agreement between any member of the Business Group and an arm’s length third party, the termination of which would reasonably be expected to cause a Material Adverse Change.

(ssss)	“Material Contract Consents” has the meaning given to it in Section 4.1(v) of this Agreement.

(tttt)	“Minister” has the meaning given to it in Section 1.7(a).

(uuuu)

“Net Working Capital” means the amount (positive or negative) determined by subtracting the aggregate value of the Current Liabilities from the aggregate value of the Current Assets, determined on a basis consistent with the sample calculation set out on Exhibit “B”.

(vvvv)

“Net Working Capital Adjustment” means, as applicable, (i) an increase in the Purchase Price by $1.00 for each $1.00 that Net Working Capital is greater than the Working Capital Target as of the Effective Time or (ii) a decrease of the Purchase Price by $1.00 for each $1.00 that Net Working Capital is less than the Working Capital Target as of the Effective Time.

(wwww)	“Nippon Paper” means Nippon Paper Industries Co., Ltd., a corporation existing under the laws of Japan.

(xxxx)	“Nippon Paper Vendors” means, collectively, Nippon Paper and DNA.

(yyyy)	“Non-Covered Exclusions” means the exclusions designated as “Non-Covered Exclusions” in Section 9.1(yyyy) of the Disclosure Schedule.

(zzzz)	“Non-Resident Vendors” means, collectively, Marubeni and Nippon Paper.

(aaaaa)	“Notices” means collectively written non-compliance orders, written warning letters or written notices of violation from any Governmental Authority.

(bbbbb)	“Notice of Arbitration” has the meaning given to it in Section 10.14(b).

(ccccc)	“Objection Notice” has the meaning given to it in Section 1.5(c).

(ddddd)	“OHSA” has the meaning given to it in Section 4.1(hh)(xiii).

(eeeee)

“Order” means any decree (consensual or otherwise), injunction, order, notice, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be legally binding and enforceable on any Person or its securities, assets or business.

(fffff)	“Ordinary Course” means the usual and ordinary course of business of the Corporation in respect of the Business, consistent with past practice.

(ggggg)	“Outside Date” means, subject to Section 8.3, 120 days after the date of this Agreement.

(hhhhh)	“Owned Intellectual Property” has the meaning given to it in Section 4.1(kk)(ii).

(iiiii)

“Owned Real Property” means all real property owned or purported to be owned in fee simple, by members of the DMI Group, and all real property, other than the Leased Real Property, in which any member of the DMI Group has an interest, together with all Buildings and Fixtures thereon.

(jjjjj)	“Parties” means collectively, the Purchaser, the Vendors and any Person who subsequently becomes a Party to this Agreement, in accordance with its terms, and “Party” means any one of the Parties.

(kkkkk)	“Pay Off Statements” has the meaning given to it in Section 1.3.

(lllll)	“Permitted Encumbrances” means:

(i)

liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings and for the payment of which adequate provision has been made in the Final Closing Financial Statements;

(ii)	statutory or regulatory exceptions and restrictions to title which do not materially detract from the value of the real property concerned or impair its current use in the operation of the Business;

(iii)

permits, licences, agreements, easements, servitudes, restrictions, restrictive covenants, rights-of-way and other similar rights granted to or reserved by other persons which are registered on title to the applicable real property;

(iv)	the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of any real property or interest therein;

(v)	development control, site plan control, land use, building or municipal by-laws, ordinances and regulations with Governmental Authorities relating to the use of lands;

(vi)	liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course for amounts not yet due and payable;

(vii)

undetermined or inchoate liens arising under statutory provisions and in the Ordinary Course and not in favour of the Vendors or their Affiliates and which (A) have not at the time been filed or registered or served upon the Corporation pursuant to Applicable Law, or (B) relate to obligations in respect of the payment of utilities not yet due and payable;

(viii)

those Encumbrances, to the extent that they secure any (A) Closing Indebtedness which will be discharged in accordance with Section 1.4, or (B) Indebtedness that will otherwise be discharged at Closing;

(ix)

liens for Taxes either not due and payable or due but for which notice of assessment or reassessment has not been given and which is accounted for and adjusted between the Parties pursuant to this Agreement pursuant to the calculation of the Estimated Working Capital;

(x)

Encumbrances imposed or permitted by Law and incurred in the Ordinary Course such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, warehousemens’ liens, mechanics’ liens, repairer’s liens, materialmens’ liens and other Encumbrances of a similar nature, which relate to obligations not due or delinquent, including any Encumbrances arising in connection with workers’ compensation, employment insurance, pension and employment laws, and which is accounted for and adjusted between the Parties pursuant to this Agreement pursuant to the calculation of the Estimated Working Capital;

(xi)	Encumbrances regarding capital leases reflected in the balance sheet included in the Financial Statements on the Balance Sheet Date and the Permitted PRLC Debt; and

(xii)	those obligations and Encumbrances contained in or arising under or pursuant to those documents described in Section 9.1(lllll) of the Disclosure Schedule.

(mmmmm)	“Permitted PRLC Debt” means Indebtedness of PRLC for capital/equipment leases aggregating $2.74 million as at August 31, 2018.

(nnnnn)

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning.

(ooooo)

“Personal Information” means information about an identifiable individual but does not include business contact information provided the collection, use or disclosure, as the case may be, of the business contact information is for the purposes of contacting an individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.

(ppppp)	“Pre-Closing Period Tax Returns” has the meaning given to it in Section 7.3(a).

(qqqqq)	“Preparing Party” has the meaning given to it in Section 7.3(b).

(rrrrr)	“PRLC” means the Peace River Logging Corporation.

(sssss)	“PRLLP” means the Peace River Logging Limited Partnership.

(ttttt)	“Proceeding” means any actual or threatened civil, criminal, administrative, regulatory or arbitral inquiry, action, suit or proceeding, or Governmental Authority investigation, review, or inspection.

(uuuuu)	“Proportionate Shares” means, with respect to the Vendors, the following allocations:

(i)	Marubeni: 50%; and

(ii)	the Nippon Paper Vendors: 50%.

(vvvvv)	“Purchase Price” has the meaning given to it in Section 1.2.

(wwwww)	“Purchased Shares” has the meaning given to it in Section 1.1.

(xxxxx)

“Purchaser’s Fundamental Representations and Warranties” means collectively the representations and warranties set out in Section 4.3(a) (Existence and Corporate Power), Section 4.3(b) (Authorization), Section 4.3(c) (Execution and Binding Obligations) and Section 4.3(d) (No Violation).

(yyyyy)	“Purchaser” means Mercer International Inc.

(zzzzz)	“Purchaser Indemnified Parties” has the meaning given to it in Section 6.2.

(aaaaaa)	“Purchaser’s Solicitors” means Sangra Moller LLP.

(bbbbbb)

“R&W Insurance Policy” means the representation and warranty insurance policy provided by the R&W Insurance Provider for the benefit of, and at the expense of, the Purchaser, in substantially the form provided by the Purchaser to the Vendors prior to the date hereof.

(cccccc)	“R&W Insurance Provider” means the insurance company providing the R&W Insurance Policy.

(dddddd)	“Real Property” means the Owned Real Property and the Leased Real Property.

(eeeeee)	“Real Property Rights” has the meaning given to it in Section 4.1(u)(v).

(ffffff)

“Related Party” means any Person who does not deal at arm’s length with any other Person, where the question of whether Persons are not dealing with each other at arm’s length will be determined in accordance with the applicable provisions of the Income Tax Act.

(gggggg)

“Release” means any release, spill, leak, emission, discharge, leach, dumping, migration, pumping, pouring, emitting, emptying, injecting, spraying, burying, abandoning, incinerating, seeping, escape, disposal or similar or analogous act as defined in any Environmental Laws.

(hhhhhh)	“Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

(iiiiii)	“Reviewing Party” has the meaning given to it in Section 7.3(b).

(jjjjjj)	“Seconded Employees” means the DMI Group Employees who were placed or added to the DMI Group by the Vendors and who are identified as such in Section 4.1(hh) of the Disclosure Schedule.

(kkkkkk)	“September Interim Statements” has the meaning given to it in Section 5.1(c).

(llllll)	“Straddle Period” has the meaning given to it in Section 7.3(a).

(mmmmmm)	“Straddle Period Returns” has the meaning given to it in Section 7.3(c).

(nnnnnn)

“Tangible Personal Property” means all plant, vehicles, machinery, equipment, furniture, office equipment, supplies, technology, materials, parts, communication systems and other chattels of every kind whether owned or leased, together with any express or implied warranty by manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents related thereto.

(oooooo)	“Tangible Personal Property Documents” has the meaning given to it in Section 4.1(ee)(iii).

(pppppp)

“Tax” and “Taxes” means Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services or harmonized sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, unemployment, real property, personal property, sales, use, transfer, registration, land transfer, value added, alternative or add-on minimum or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

(qqqqqq)

“Tax Return” means any return, declaration, report, election, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules or attachments thereto or amendments of any of the foregoing.

(rrrrrr)	“Third Party Claim” has the meaning given to it in Section 6.4(a).

(ssssss)

“Transferred Information” means the Personal Information disclosed or conveyed to the Purchaser or any of its representatives or agents by or on behalf of the Vendors as a result of or in conjunction with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Purchaser during the period leading up to and including the Closing.

(tttttt)	“Vendors’ Accountants” has the meaning given to it in Section 1.5(a).

(uuuuuu)	“Vendors’ Calculations” has the meaning given to it in Section 1.5(a).

(vvvvvv)	“Vendors’ Fraud” means fraud or fraudulent misrepresentation by any of the Vendors in the making of any of the representations and warranties in Section 4.1 and Section 4.2.

(wwwwww)

“Vendors’ Fundamental Representations and Warranties” means collectively (i) the representations and warranties set out in Section 4.1(a) (Incorporation and Existence), Section 4.1(c) (Corporate Power), Section 4.1(g) (Authorized and Issued Capital), Section 4.1(h) (Options), Section 4.1(i) (Purchased Shares), Section 4.2(a) (Existence and Corporate Power), Section 4.2(b) (Authorization), Section 4.2(c) (No Violation), Section 4.2(d) (Execution and Binding Obligation), Section 4.2(e) (No Other Agreements to Purchase), Section 4.2(f) (Title to Purchased Shares) and Section 4.2(h) (Non-Residents/Resident).

(xxxxxx)	“Vendor Indemnified Parties” has the meaning given to it in Section 6.3.

(yyyyyy)

“Vendor Related Agreements” means all agreements, understandings or obligations made or existing between any member of the DMI Group or the Business and any of the Vendors and their respective Affiliates, other than the Marubeni Agency Agreement.

(zzzzzz)	“Vendors’ Solicitors” means DLA Piper (Canada) LLP.

(aaaaaaa)	“Vendors” means, collectively, Nippon Paper, DNA and Marubeni, and “Vendor” means any one of the Vendors.

(bbbbbbb)	“Withheld Amount” has the meaning given to it in Section 1.7.

(ccccccc)	“Working Capital Target” means One Hundred and Eleven Million Dollars ($111,000,000).

9.2

Knowledge. Where any representation or warranty contained in this Agreement or any Ancillary Agreement refers to or is expressly qualified by reference to the knowledge of the Vendors, it will be deemed to refer to the actual knowledge of the Vendors after having made due and diligent inquiry of such Persons (including the actual knowledge of the appropriate officers of the Corporation and the mill manager of CPP and the members of the management committee and executive committee of CPP and the directors of PRLC, in each case appointed by the Corporation) as to the matters that are the subject of the representations and warranties contained in Section 4.1 hereof.

9.3

Accounting Principles. All calculations made or referred to in this Agreement will be made in accordance with IFRS. Unless the context otherwise requires, all accounting terms used in this Agreement which are not defined in this Agreement will have the meaning assigned to them in accordance with IFRS.

9.4

Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement form an integral part of this Agreement for all purposes. Any matter disclosed in any Exhibit or Schedule to this Agreement will be deemed to have been disclosed in each other Exhibit and Schedule to this Agreement and as an exception to each of the representations and warranties set forth in this Agreement to the extent the application of such matter to each other Exhibit and Schedule and representation and warranty is reasonably apparent on the face of such disclosure.

9.5

Non-Business Days. Whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

9.6	Interpretation/Usage. In this Agreement and in each Ancillary Agreement, unless a clear contrary intention appears:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any gender includes all genders, as applicable;

(c)	reference to the Corporation includes all predecessor corporations thereto;

(d)

reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and includes any addenda, Exhibits or Schedules thereto;

(e)

“hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof or any Exhibit or Schedule attached hereto;

(f)

“including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”;

(g)	Article and Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof;

(h)

any references to “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement;

(i)	all references in this Agreement or in any Ancillary Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated;

(j)	“or” is used in the inclusive sense of “and/or”;

(k)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(l)	any reference to any Law is also deemed to refer to all rules and regulations made under it, in each case as such Laws, rules and regulations may from time to time be amended or replaced.

ARTICLE 10

MISCELLANEOUS

10.1	Notices.

(a)

Any notice, direction or other communication given regarding the matters contemplated by this Agreement or any Ancillary Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by email) and addressed as follows:

(i)	if to the Purchaser:

Suite 1120, 700 West Pender Street

Vancouver, B.C., Canada V6C 1G8

Attention: David Gandossi, President & Chief Executive Officer

Fax No.: (604) 684-1094

Email: dgandossi@mercerint.com

with a copy to (which will not constitute notice):

Sangra Moller LLP

Suite 1000, 925 West Georgia Street

Vancouver, B.C., Canada V6C 3L2

Attention: Harjit Sangra, Partner

Fax No.: (604) 669-8803

Email: hsangra@sangramoller.com

(ii)	if to the Vendors:

(a)	Marubeni Corporation

7-1, Nihonbashi 2-chome, Chuo-ku, Tokyo 103-6060 Japan

Attention: Kazuo Hidaka, Senior Operating Officer, Forest Products Division; General Manager, Pulp Department

Fax No.: +81-3-3282-4459

Email: Hidaka-K@marubeni.com

(b)	Nippon Paper Industries Co., Ltd. and/or Daishowa North America Corporation

c/o Nippon Paper Industries Co., Ltd.

Ochanomizu Sola City 4-6, Kandasurugadai, Chiyoda-ku, Tokyo 101-0062 Japan

Attention: Mizuho Ishida, General Manager, International Business Department, Corporate Planning Division

Fax No.: +81-3-6665-0305

Email: m-ishida@nipponpapergroup.com

with a copy, in each case, to (which will not constitute notice):

DLA Piper Tokyo Partnership

Meiji Seimei Kan 7F, 2-1-1 Marunouchi, Chiyoda-ku Tokyo 100-0005 Japan

Attention: Masahiko Ishida, Partner

Fax No.: +81- 3- 4550- 2801

Email: masahiko.ishida@dlapiper.com

(b)

Any such notice or communication is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day or (iv) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice must be sent to the Party at its changed address.

10.2	Time of the Essence. Time is of the essence in this Agreement.

10.3

Announcements. No Party will make any press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided that any Party may make any public disclosure it believes in good faith is required by Law or any listing agreement or under any rules, regulations of applicable security commissions or any stock exchange or automated quotation system on which its or an Affiliate’s publicly-traded securities are listed. To the extent any Party intends to make a public disclosure in accordance with the proviso in the previous sentence, such Party shall consult with the other Party prior to making any such disclosure and provide the other Party with a reasonable opportunity to provide input on such public disclosure.

10.4

Expenses. Except as otherwise expressly provided in this Agreement, the Vendors and the Purchaser will pay their own respective costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated by them and the Vendors will not cause any expenses incurred by them in connection with the transactions contemplated by this Agreement to be charged to or paid by the Corporation except to the extent reflected as Current Liabilities. The costs and expenses referred to in this Section 10.4 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements and any pre-transaction planning undertaken by the Vendors or the Corporation or other DMI Entities and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, accountants, brokers and investment bankers.

10.5

Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties; provided that notwithstanding anything to the contrary contained herein, this Section 10.5 (this proviso only) and Sections 10.12 and 10.13 (and any other provision of this Agreement to the extent that an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Arrangers.

10.6

Waiver. No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

10.7	Non-Merger. Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties contained in this Agreement will not merge on and will survive the Closing.

10.8

Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof and thereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement.

10.9

Further Assurances. From time to time after the Closing Date, each Party will, at the request of any other Party, at their own expense, execute and deliver such additional conveyances, transfers and other assurances and documents as may be reasonably required to effectively transfer the Purchased Shares to the Purchaser and to carry out the intent of this Agreement and any Ancillary Agreement.

10.10	Successors and Assigns.

(a)

This Agreement becomes effective only when executed by each of the Parties. After that time, it will be binding upon and enure to the benefit of each of the Parties and their respective legal personal representatives, successors and permitted assigns.

(b)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement to a subsidiary of the Purchaser upon notice to but without the consent of the Vendors, provided that any such assignment shall not release the Purchaser of its obligations under this Agreement.

10.11	Governing Law. This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

10.12

Third Party Beneficiary. The Financing Sources shall be express third party beneficiaries of Sections 10.5 (the proviso only), this Section 10.12, and Section 10.13, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

10.13

No Recourse Against Financing Sources. Notwithstanding anything to the contrary contained herein, neither the Vendors nor any of their Related Parties shall have any rights or claims against any Financing Source in connection with this Agreement, any related financing or any of the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In addition, no Financing Source shall be subject to any indirect, special, punitive or consequential damages or damages of a tortuous nature. Without in any way limiting any other provision relating to the Financing Sources and notwithstanding anything herein to the contrary (including Section 10.11), each of the Vendors agrees that it will not bring or support or permit any of its Related Parties to bring or support any action, cause of action, claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in the federal courts, the U.S. District Court for the Southern District of New York and the appellate courts thereof (and service of any process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.1 shall be effective service of process for any such action or proceeding in any such court), and each Vendor further agrees that the adjudication of any such action, claim or third-party claim shall be governed by and in accordance with the internal laws of the State of New York. EACH VENDOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AGAINST THE FINANCING SOURCES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

10.14	Dispute Resolution.

(a)

If any controversy, dispute, claim, question or difference arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (“Dispute”), the Parties shall, first, use commercially reasonable efforts to settle the Dispute within ten Business Days of any Party receiving written notice of the Dispute from another Person, which notice shall contain a brief statement of the nature of the Dispute and the relief requested and request negotiations.

(b)

If a Dispute has not been resolved within the ten Business Day period referred to in Section 10.14(a) (or such longer period as the Parties may mutually agree), then upon written notice (such notice, “Notice of Arbitration”) by any Party to the others, the Dispute shall be finally resolved by arbitration in accordance with the UNCITRAL Arbitration Rules, except as such rules are modified herein or otherwise unambiguously agreed in a subsequent written agreement between the Parties. Reference to specific articles of the UNCITRAL Arbitration Rules in this Section 10.14(b) are references to the 2010 edition of the such rules. Should a subsequent edition of such rules be in force at the time any arbitration is commenced hereunder, then the references to specific articles should be updated mutatis mutandis to achieve the same result.

(c)	The appointing authority shall be the Supreme Court of British Columbia (“Appointing Authority”).

(d)	The number of arbitrators shall be one.

(e)	The place of arbitration shall be Vancouver, British Columbia.

(f)	The language to be used in the arbitral proceedings shall be English.

(g)	The Parties hereby agree and acknowledge that time is of the essence in any arbitration proceeding under this Section 10.14:

(i)	Notwithstanding Article 4(1) of the UNCITRAL Arbitration Rules, the Parties agree that the respondent(s) shall respond to the Notice of Arbitration within ten Business Days;

(ii)

Notwithstanding Article 8(1) of the UNCITRAL Arbitration Rules, the Parties agree that if within 15 Business Days of the Notice of Arbitration the Parties have not reached agreement on the appointment of the arbitrator, the arbitrator shall, at the request of a party, be appointed by the Appointing Authority;

(iii)

The Parties agree that within 15 Business Days of the Notice of Arbitration, the Parties will meet and will negotiate in an attempt to agree upon the rules and procedures for the arbitration, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, the rules and procedures for the arbitration shall be determined by the arbitrator;

(iv)	The Parties shall request that the arbitrator render the final award within three months of the appointment of the arbitrator, or as soon as possible thereafter.

(h)

Except as otherwise provided in this Agreement or otherwise decided by the arbitrator in accordance with Articles 42 of the UNCITRAL Arbitration Rules, the fees and other costs associated with the arbitrator shall be shared equally by the Parties and each Party shall be responsible for its own costs.

(i)

Any award issued by the arbitrator, including partial, interim, and final awards, shall be final, non-appealable and binding upon the Parties. Any such award may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment in such court. The Parties expressly waive, to the maximum extent permitted by law, any right of appeal of any arbitration award or reference of any matter to any court, other than as may be necessary to enforce or confirm any arbitration award.

(j)

The final award shall be given in writing, shall provide reasons for the decision, shall deal with the question of costs of the arbitration and all related matters, and shall be made and payable in Canadian dollars.

(k)

The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise or as otherwise required by applicable Laws.

10.15	Obligations Several. All obligations and liability hereunder of Marubeni, on one hand, and the Nippon Paper Vendors, on the other hand are several and not joint and several.

10.16

Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic transmission) and all such counterparts taken together will be deemed to constitute one and the same instrument. Copies of this Agreement exchanged by facsimile or electronic transmission shall be deemed originals for all purposes.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

MARUBENI CORPORATION
Per:

/s/ Kazuo Hidaka
Name: Kazuo Hidaka
Title: Senior Operating Officer, Forest Products Division
General Manager, Pulp Department

(I have authority to bind the Corporation)

NIPPON PAPER INDUSTRIES CO., LTD.
Per:

/s/ Toru Nozawa
Name: Toru Nozawa
Title: Director

(I have authority to bind the Corporation)

DAISHOWA NORTH AMERICA CORPORATION
Per:

/s/ Yoshifumi Nagaura
Name: Yoshifumi Nagaura
Title: President
(I have authority to bind the Corporation)

MERCER INTERNATIONAL INC.
Per:

/s/ David M. Gandossi
Name: David M. Gandossi
Title: President and CEO
(I have authority to bind the Corporation)

EXHIBIT “A”

SHARE OWNERSHIP

Vendor	No. and Class of Purchased Shares conveyed by Vendor
Marubeni Corporation	125,000 Class B Preferred 6,000,000 Class C Common

Daishowa North America Corporation	125,000 Class A Preferred

Nippon Paper Industries Co., Ltd.	6,000,000 Class C Common